Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

KENNY INDUSTRIES, INC.
an Illinois corporation

KENNY CONSTRUCTION COMPANY
an Illinois corporation

and

GRANITE CONSTRUCTION INCORPORATED
a Delaware corporation

with respect to

THE SALE OF ALL OF THE ISSUED AND OUTSTANDING
CAPITAL STOCK OF KENNY CONSTRUCTION COMPANY

dated

as of December 27, 2012

ARTICLE I DEFINITIONS		1

1.1	Rules of Construction; Disclosure Schedules and Definitions	2

ARTICLE II PURCHASE AND SALE		15

2.1	Agreement to Purchase and Sell	15

2.2	Purchase Price	15

2.3	Closing	15

2.4	Purchase Price Adjustments	16

ARTICLE III REPRESENTATIONS AND WARRANTIES RELATING TO SELLER		18

3.1	Approval of Agreement and Transactions	18

3.2	Seller’s Existence and Good Standing; Authority; Binding Obligations; No Conflicts or Restrictions	18

3.3	Ownership of Shares	19

3.4	No Litigation	19

ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED COMPANIES		19

4.1	Approval of Transaction Documents	20

4.2	Acquired Companies’ Existence and Good Standing; Authority; Binding Obligations; No Conflicts or Restrictions	20

4.3	Capital Structure; No Liens	21

4.4	Interests in Other Entities	21

4.5	Financial Statements	22

4.6	Books and Records	23

4.7	Properties; Encumbrances; Condition; Leases; Licenses	23

4.8	Contracts	25

4.9	Projects and Joint Ventures	27

4.10	Accounts Receivable	28

4.11	No Governmental Authority Restrictions	28

4.12	No Litigation	28

4.13	Taxes	29

4.14	Insurance	31

4.15	Intellectual Property	31

4.16	Compliance with Laws; Permits	32

4.17	Employees	33

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4.18	Employee Benefits	33

4.19	Service Warranties	36

4.20	Bank Accounts	36

4.21	No Changes Since the Balance Sheet Date	37

4.22	No Investment Banker’s, Broker’s or Finder’s Fees	38

4.23	Environmental Matters	38

4.24	Absence of Undisclosed Liabilities	39

4.25	Affiliate Transactions	39

4.26	Government Contracts	40

4.27	Ethical Practices.	41

4.28	HSR Act.	41

4.29	Certain Pre-Closing Actions.	41

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		42

5.1	Approval of Agreement and Transactions	42

5.2	Buyer’s Existence and Good Standing; Authority; Binding Obligations; No Conflicts or Restrictions	43

5.3	No Governmental Authority Restrictions	43

5.4	No Litigation	43

5.5	No Investment Banker’s, Broker’s or Finder’s Fees	44

5.6	Investment	44

5.7	HSR Act.	44

ARTICLE VI COVENANTS		44
6.1	Further Assurances.	44

6.2	Excluded Assets and Liabilities	44

6.3	Access, Cooperation and Records Retention	46

6.4	Release.	47

6.5	Replacement of Bonds, Letters of Credit and Guarantees on Current Projects.	48

6.6	Medical Coverage	48

ARTICLE VII CERTAIN TAX MATTERS		49
7.1	Tax Indemnification	49

7.2	Straddle Period	49

7.3	Asset Acquisition and Allocation of Purchase Price for Tax Purposes	50

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7.4	Tax Periods Ending on or before the Closing Date	52

7.5	Post-Closing Actions	53

7.6	Tax Proceedings	53

7.7	Transfer and Other Taxes	53

7.8	Cooperation on Tax Matters	54

7.9	Treatment of Certain Payments	54

ARTICLE VIII INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES		55

8.1	Indemnification of Buyer	55

8.2	Indemnification of Seller	56

8.3	Indemnification Procedure	57

8.4	Survival of Representations and Warranties and Covenants	58

8.5	Calculation of Losses	59

8.6	Treatment of Indemnity Payments	59

8.7	Exclusive Remedy	59

ARTICLE IX CLOSING DELIVERIES		60

9.1	Seller’s Deliveries at Closing	60

9.2	Buyer’s Deliveries at Closing	61

ARTICLE X NON-COMPETITION; CONFIDENTIALITY.		61

10.1	Non-Competition	61

10.2	Non-Solicitation	61

10.3	Remedies upon Breach	62

10.4	Acknowledgment by Buyer	62

10.5	Seller’s Post-Closing Confidentiality Obligation.	62

ARTICLE XI MISCELLANEOUS		63

11.1	Bulk Sales	63

11.2	Notices	63

11.3	Entire Agreement	64

11.4	Amendments and Modifications	65

11.5	Successors and Assigns	65

11.6	No Third Party Beneficiaries; Binding Effect	65

11.7	Arbitration; Governing Law	65

11.8	Severability	67

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11.9	Titles and Subtitles	67

11.10	Expenses	67

11.11	Counterpart; Facsimile or PDF Signatures	67

11.12	Limitation on Recourse	68

11.13	Specific Performance	68

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Exhibits

Exhibit A	Automobiles

Exhibit B	Retention Bonus Amounts

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of December 27, 2012, by and among Kenny Industries, Inc., an Illinois corporation (“Seller”), Kenny Construction Company, an Illinois corporation (“KCC”), and Granite Construction Incorporated, a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, KCC is a construction firm which provides construction services principally with respect to power transmission and distribution, tunneling, large residential building, civil and underground work construction projects, together with construction management services (the “Business”);

WHEREAS, Seller owns all of the right, title and interest in and to all of the issued and outstanding capital stock of KCC, consisting of 44,571-3/7 shares (the “Shares”) of common stock, par value $0.25 per share (the “Stock”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the right, title and interest in and to the Shares, in accordance with the terms and subject to the conditions hereof; and

WHEREAS, concurrently with the execution of this Agreement, Buyer, Seller and the Escrow Agent are entering into the Escrow Agreement.

NOW, THEREFORE, in consideration of the foregoing facts, the mutual representations, warranties, covenants and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

                1.1 Rules of Construction; Disclosure Schedules and Definitions.

Capitalized terms used and not otherwise defined in this Agreement shall have the meaning indicated below.  Unless the context otherwise requires:  (a) “or” is not exclusive; (b) “including” means “including without limitation”; (c) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (d) words in the singular include the plural and words in the plural include the singular; (e) words in the masculine include the feminine and words in the feminine include the masculine; (f) any date specified for any action that is not a Business Day shall be deemed to mean the first Business Day after such date; (g) a reference to a Person includes its successors and assigns; (h) “dollars” or “$” means the currency of the United States of America that, as at the time of payment, is legal tender for the payment of public and private debts; and (i) any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a Section of this Agreement, Exhibit to this Agreement or a Schedule to this Agreement, as applicable.  The schedules referred to herein and delivered pursuant to and attached to this Agreement (collectively, “Disclosure Schedules”) are integral parts of this Agreement and are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.  The disclosures on any Disclosure Schedule will qualify any representation or warranty in this Agreement to the extent that the relevance or applicability of such disclosures to such representation or warranty is reasonably apparent on its face, notwithstanding that a particular representation or warranty may not specifically make a reference or cross-reference to the Disclosure Schedules.  Further, except as expressly provided herein, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business.  The information contained in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party to any Person not a party hereto of any matter whatsoever, including of any violation of law or breach of any agreement.  Capitalized terms used in the Disclosure Schedules and not otherwise defined therein shall have the meanings given to such terms in this Agreement.

                “Accountant Arbitrator” has the meaning set forth in Section 2.4(c).

 “Acquired Assets” means all assets and properties, tangible and intangible, wherever located, of the Acquired Companies that are being acquired as contemplated hereunder (other than the Excluded Assets), including any assets indirectly acquired through the indirect acquisition of joint venture interests.

 “Acquired Companies” means, collectively, KCC and the Subsidiaries.

 “Acquired Intellectual Property” means all Intellectual Property owned, in whole or in part, held, or used by the Acquired Companies in the conduct of the Business together with all income, royalties, damages and payments for past, present or future infringements, misappropriations or other violations thereof and the rights to sue and collect damages for past, present or future infringements, misappropriations or other violations thereof, and any corresponding, equivalent or counterpart rights, title or interest that now exist or may be secured hereafter anywhere in the world, and all copies and tangible embodiments of the foregoing, including without limitation, the Intellectual Property listed on Schedule 4.15(a).

“Acquisition Allocation Schedule” has the meaning set forth in Section 7.3(b).

“Acura Matter” means any determination by the Metropolitan Water Reclamation District of Greater Chicago that Acura, Inc., one of the KCC’s subcontractors, failed to properly perform, manage, and supervise its work rebuilding the tunnel boring machine used by KCC for the 39th Street Conduit Rehabilitation Phase 1 Bypass Tunnel SSA Project in the manner required to qualify Acura’s work as being done by a Protected Class Enterprise (“PCE”), including any allegation that KCC failed to properly report Acura’s PCE participation.

“Affiliate” means, with respect to any particular Person, any other Person controlling, controlled by or under common control with such particular Person.  For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the legal power to direct the management and policies of a Person, whether through the ownership of voting securities or contract.

“Affiliate Transaction” has the meaning set forth in Section 4.25.

“Aggregate Retention Bonus Amount” means the sum of the Closing Retention Bonus Amount and the Post-Closing Retention Bonus Amount.

“Agreement” has the meaning set forth in the preamble.

“Allocable Amount” has the meaning set forth in Section 7.3(b).

“Audited Financial Statements” has the meaning set forth in Section 4.5(a).

“Balance Sheet Date” means September 30, 2012.

“Basket Amount” has the meaning set forth in Section 8.1(b).

“Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) and any bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, stock or other security compensation, incentive, deferred compensation, retirement or supplemental retirement, severance, salary continuation, change-of-control, golden parachute, vacation, cafeteria, dependent care, medical care, sick leave, life, disability, accident, employee assistance, education or tuition assistance, insurance, fringe benefit or other similar fringe or employee benefit plan, program or arrangement, and any currently effective employment or executive compensation or severance agreement or arrangement, written or otherwise, which has, during the three-year period ending on the date hereof, been sponsored, maintained, entered into, contributed to, or required to be contributed to by any of the Acquired Companies or an ERISA Affiliate, in each case for the benefit of, or relating to, any present or former employees, officers, directors, agents or consultants (and/or their respective dependents and beneficiaries) of the Acquired Companies, or as to which any of the Acquired Companies may be responsible or could have any liability, whether or not subject to ERISA.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day other than (a) a Saturday or a Sunday, or (b) a day on which banking institutions are authorized or required by Law to be closed in the State of Illinois.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.1(a).

“Buyer Transitional Support Agreements” has the meaning set forth in Section 6.5.

“Buyer’s Acquisition Allocation Schedule” has the meaning set forth in Section 7.3(b).

“Cap” has the meaning set forth in Section 8.1(b).

“Claim Notice” has the meaning set forth in Section 8.3(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Balance Sheet” has the meaning set forth in Section 2.4(b).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Payment Amount” means an aggregate amount equal to: (a) the Enterprise Value minus (b) the Escrow Amount minus (c) the Company Indebtedness Amount plus (d) the amount, if any, by which the Estimated Shareholder Equity is greater than the Shareholder Equity Target minus (e) the amount, if any, by which the Estimated Shareholder Equity is less than the Shareholder Equity Target minus (f) the Post-Closing Retention Bonus Amount.

“Closing Purchase Price Adjustment Certificate” has the meaning set forth in Section 2.4(b).

“Closing Retention Bonus Amount” means the amounts payable to Karl Miller, Ralph Bonanotte and Michael Stoecker after the Closing but prior to the end of the day on the Closing Date, as set forth on Exhibit B.

“COBRA and Car Amount” means $191,013.42.

“COBRA Coverage” means the group health plan continuation coverage requirements of Code Section 4980B or Sections 601 through 608 of ERISA.

“Code” means the U.S.  Internal Revenue Code of 1986, as amended.

“Commercial Software” means software programs generally available to the public which have been licensed to one or more of the Companies pursuant to end-user licenses.

“Company Consents” has the meaning set forth in Section 4.2(b).

“Company Indebtedness” means Indebtedness of the Acquired Companies immediately prior to the Effective Time.

“Company Indebtedness Amount” means the sum of the aggregate amount necessary to pay off and discharge in full all outstanding Company Indebtedness as of the Closing.

“Company Intellectual Property” has the meaning set forth in Section 4.15(a).

“Company Owned Intellectual Property” means the Intellectual Property owned by any of the Acquired Companies.

“Company Registered Intellectual Property” means any Intellectual Property that is issued or registered, under the authority of any Governmental Authority, and applications for any of the foregoing that are owned, solely or jointly, by any of the Acquired Companies at Closing.

“Confidential Information” means any and all information (oral or written) of a confidential or proprietary nature relating to the Acquired Companies, the Business and/or Buyer and its Affiliates or any of their assets, liabilities, financial statements, operations or activities, including, but not limited to, the terms of this Agreement, information relating to trade secrets, plans, promotion and pricing techniques, procurement and sales activities and procedures, proprietary information, business methods and strategies (including acquisition strategies), software, software code, advertising, sales, marketing and other materials, customers and supplier lists, data processing reports, customer sales analyses, invoice, price lists or information, and information pertaining to any lawsuits or governmental investigation.  Confidential Information shall not include information that (a) was or becomes generally available to the public other than as a result of a disclosure by a receiving party in violation of this Agreement, (b) becomes available to a party from a source other than the disclosing party, provided that such source was not known by the receiving party to be bound by any agreement to keep such information confidential, or otherwise prohibited from transmitting the information to the receiving party by a contractual, legal or fiduciary obligation, (c) was already in the receiving party’s possession prior to receiving such information or (d) was developed independently by the receiving party without the use of any Confidential Information.

“Contract” means any legally binding contract, agreement, indenture or lease, whether written or oral.

“Current Projects” shall have the meaning set forth in Section 4.9(a).

“Disclosure Schedules” has the meaning set forth in Section 1.1.

“Disputed Items” has the meaning set forth in Section 2.4(c).

“Effective Time” has the meaning set forth in Section 2.3.

“Enterprise Value” means $130,000,000.

“Environmental Law” means all Laws (including common law) rules, regulations administrative orders, and permits relating to the environment, natural resources, environmental requirements triggered by property transfer, worker safety, or health of humans or other living organisms, including the manufacture, distribution in commerce, and use of, or discharge to the environment of, Hazardous Substances.

“Equipment” means construction, tunneling and all other machinery, equipment, tooling and vehicles of the Acquired Companies used or useful in connection with the operation of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, other than the Acquired Companies, which, together with any of the Acquired Companies, is treated as a single employer pursuant to Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” has the meaning set forth in the Escrow Agreement.

“Escrow Agent” means Wilmington Trust Company.

“Escrow Agreement” means the Escrow Agreement by and among Buyer, Seller and the Escrow Agent being executed contemporaneously with this Agreement.

“Escrow Amount” means $13,000,000.

“Escrow Release Time” has the meaning set forth in Section 2.3.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.4(a).

“Estimated Purchase Price Adjustment Certificate” has the meaning set forth in Section 2.4(a).

“Estimated Shareholder Equity” means the estimated Shareholder Equity as reflected in the Estimated Purchase Price Adjustment Certificate and on the Estimated Closing Balance Sheet.

“Estimated Shareholder Equity Adjustment” means the difference between the Estimated Shareholder Equity and the Shareholder Equity Target (which may be a positive or negative number).

“Excluded Assets” means (a) any TrAIL Payments and (b) the assets (other than Insurance Policies) related to the Excluded Joint Ventures and the Specified Receivables.

“Excluded Contracts” means the automobile leases set forth on Exhibit A.

“Excluded Joint Ventures” has the meaning set forth in Section 4.9(c).

“Excluded Life Insurance Policies” means the policies insuring the lives of one or more of Seller’s shareholders, as described on Schedule 1.1.

“Final Purchase Price Adjustment Certificate” has the meaning set forth in Section 2.4(d).

“Final Shareholder Equity” has the meaning set forth in Section 2.4(c).

“Final Shareholder Equity Adjustment” means the difference between the Final Shareholder Equity and the Shareholder Equity Target and may be a positive or negative number.

“Final Working Capital” has the meaning set forth in Section 2.4(c).

“Final Working Capital Adjustment” means the amount, if any, by which the Working Capital Target exceeds the Final Working Capital; provided, however, that in the event the Final Shareholder Equity Adjustment is a negative number (i.e., the Final Shareholder Equity is less than the Shareholder Equity Target), then the Final Working Capital Adjustment shall be reduced by the absolute value of the Final Shareholder Equity Adjustment; provided, further, that in no event shall the Final Working Capital Adjustment be less than 0.

“Financial Statements” has the meaning set forth in Section 4.5(b).

“Foreign Plan” has the meaning set forth in Section 4.18(h).

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the periods involved.

“Governmental Authority” means any government, or any governmental department, commission, agency, authority, instrumentality or subdivision, or any judicial or administrative body, court, arbitrator or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, in each case whether domestic, foreign, federal, state or local, having competent jurisdiction over the matter or matters in question.

“Government Contracts” has the meaning set forth in Section 4.27(b).

“Government Prime Contractor” has the meaning set forth in Section 4.27(b).

“Government Subcontractor” has the meaning set forth in Section 4.27(b).

“Harkins” means Harkins Development, LLC, an Illinois limited liability company.

“Hazardous Substances” means materials, substances or wastes that are regulated, classified or otherwise characterized as hazardous, toxic, dangerous, infectious, radioactive, or words of similar meaning and effect pursuant to Environmental Law, and shall also include petroleum and by-products thereof, polychlorinated biphenyls, toxic mold and materials that are or contain asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations adopted pursuant thereto, as amended.

“HSR Reimbursement Amount” means $45,000, as reimbursement for the filing fee under the HSR Act.

“Improvements” means all buildings, structures, fixtures and improvements which are owned, used, leased or held by the Acquired Companies as of the date hereof.

“Indebtedness” means, with respect to any Person, the outstanding principal amount of, all accrued and unpaid interest on and other payment obligations (including any premiums, termination fees, expenses or breakage costs due upon prepayment of or payable in connection with this Agreement or the consummation of the Transactions) in respect of: (a) any indebtedness for borrowed money of such Person, whether or not recourse to such Person, other than any such indebtedness of one of the Acquired Companies owed to another of the Acquired Companies; (b) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) any lease obligation of such Person required to be classified as a capitalized lease obligation under GAAP, (d) all obligations of such Person under swaps, hedges or similar instruments; (e) all obligations of such Person in respect of letters of credit and bankers’ acceptances to the extent such letters of credit have been drawn or are cash collateralized; (f) all obligations of such Person for the deferred purchase price of property or services or the acquisition of a business or portion thereof, whether contingent or otherwise, including any “earn out” or similar payments or obligations (other than trade accounts payable and accrued expenses incurred in the Ordinary Course of Business and reflected as accounts payable or accrued expenses in Final Working Capital); (g) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to acquired property; (h) any liability of such Person under any sale and leaseback transactions that does not create a liability on the consolidated balance sheet of the Acquired Companies or any synthetic lease, Tax retention operating lease or off-balance sheet financing product where the transaction is indebtedness for borrowed money for federal income Tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes; and (i) any obligation listed in any of clauses (a) through (h) above of any other Person (other than the Acquired Companies) the payment of which such Person has guaranteed or for which such Person is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise.  Notwithstanding the foregoing, in no event shall KCC’s obligations in respect of the leases for the vehicles set forth on Exhibit A be (or be deemed to be) Indebtedness.

“Indemnifiable Matters” means (a) the ownership, operation or use of the real property located at 250 Northgate Parkway, Wheeling, Illinois, or the real property located at 810 W. Washington, Chicago, Illinois (other than the obligations of KCC under the 810 Washington Lease); (b) any Excluded Joint Venture; (c) Tollnet, L.L.C., Kenny Management Services, Inc. or Harkins Development LLC; (d) the Acura Matter; (e) Unsatisfied TrAIL Costs; (f) the Kenny-Obayashi (Detroit) joint venture; (g) the Excluded Contracts (except to the extent arising from Buyer’s or KCC’s breach of its obligations under Section 6.2(c)); (h) the Excluded Life Insurance Policies (except to the extent arising from Buyer’s or KCC’s breach of its obligations under Section 6.2(c)); (i) any claim or demand of or Legal Proceeding relating to pre-Closing matters initiated (whether before or after the Closing) by any of John E. Kenny, Jr., James C. Kenny, Philip B. Kenny, Patrick B. Kenny, Joan Kenny Rose, Gerard M. Kenny or Maryann Kenny Smith (or any trust or other entity other than Seller established by or for the benefit of any of them), except claims under Employee Benefit Plans and, with respect to Patrick B. Kenny, claims for indemnification in connection with his status as an officer and director of the Acquired Companies; or (i) any claim or demand of or Legal Proceeding relating to this Agreement or the Transactions initiated (whether before or after the Closing) by Gerard M. Kenny or Maryann Kenny Smith (or any trust or other entity other than Seller established by or for the benefit of either of them), including any citation to discover assets that has been or may be served upon Buyer or any of its Affiliates in relation thereto.

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means intangible property including any and all (a) patents, industrial and utility models, industrial designs, discoveries, improvements, designs, models, inventions (whether patentable or not) and any other indicia of invention ownership issued or granted by any Governmental Authority, and all applications for any of the foregoing (of any type at any stage of prosecution) and all post-grant forms of any of the foregoing, (b) trademarks, service marks, trade dress, brand names, trade names, slogans, logos and internet domain names together with all of the goodwill associated therewith any of the foregoing, (c) copyrights, mask work rights, and any protections for printed circuit board designs recognized by any Governmental Authority, (d) trade secrets and other proprietary or confidential information protectable by applicable Law, including know-how, manufacturing methods and processes, techniques, schematics, diagrams, specifications, designs, software, data and databases, (e) all registrations, and applications for registration, of any of the rights referred to in clauses (a) through (c) above, and (f) the moral and economic rights of authors and inventors in any of the foregoing.

“IRS” means the Internal Revenue Service.

“JAMS Rules” has the meaning set forth in Section 11.7(b).

“JV Tax Returns” has the meaning set forth in Section 6.2(f).

“KCC” has the meaning set forth in the recitals.

“KCC Interim Balance Sheet” has the meaning set forth in Section 4.5(a).

“KCC Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“Kenny 401(k) Plan” means the Kenny Industries, Inc. Tax Sheltered Savings Plan.

“Kenny Consents” has the meaning set forth in Section 4.2(c).

“Kenny Participants” has the meaning set forth in Section 6.6.

“Knowledge of the Company” means facts or other information actually known, after due inquiry, by Eric Rietz, John E. Kenny, Jr., James C. Kenny, Phillip B. Kenny, Patrick B. Kenny, Joan Kenny Rose, John Kenny III, Gene Huebner, Karl Miller (with respect only to matters pertaining to the Acquired Companies’ power group), Michael Stoecker (with respect only to matters pertaining to the Acquired Companies’ power group) and Ralph Bonanotte (with respect only to matters pertaining to the Acquired Companies’ underground group).

“Kokanee” has the meaning set forth in Section 4.3(c).

“Kokanee Interests” has the meaning set forth in Section 4.3(c).

“Law” means (a) any statute, law, regulation, ordinance, code, rule, Order, permit, concession, grant, franchise, agreement or other governmental restriction or any interpretation or administration of any of the foregoing by any Governmental Authority, and (b) any directive, guideline, policy, requirement or any similar form of decision of or determination by any Governmental Authority, in each case, as currently in effect.

“Leased Real Property” has the meaning set forth in Section4.7(a)(i).

“Legal Proceeding” means any civil, criminal or other judicial, administrative or arbitral action, suit, mediation or proceeding by or before a Governmental Authority.

“Liability” means any liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

“Liens” means any lien, hypothecation, pledge, security interest, mortgage, deed of trust, option, assessment, levy, charge, warrant, purchase right or option, right of first refusal or similar right, lease, easement, right of way, servitude, or other adverse claim, encumbrance or restriction of any kind, in each such case, whether arising by contract or by operation of Law, but not including the retained rights of or restrictions imposed by licensors or owners of Intellectual Property.

“Losses” has the meaning set forth in Section 8.1(a).

“Loss Tax Benefit” means any refund of Taxes paid or actual reduction in the amount of Taxes which otherwise would have been paid by the Indemnified Party, in each case computed using a “with and without” calculation to determine the impact on incremental Taxes actually due and as certified by the Indemnified Party’s independent auditors (or, if the applicable Indemnified Party is an individual, his or her accountants).

“Material Adverse Effect” means any effect, occurrence, development or change that has had, or could reasonably be expected to have, a materially adverse effect on the assets, liabilities, results of operations or financial condition of the Acquired Companies taken as a whole; provided however, that in no event shall any of the following, individually or in the aggregate, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Material Adverse Effect: (a) changes in conditions in the U.S. or global economy generally or the U.S. or global capital, credit or financial markets generally, including changes in commercial bank loan interest risks or currency exchange rates; (b) changes in, or required by, applicable Law or general legal, tax, regulatory or political conditions; (c) changes required by GAAP; (d) acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (e) earthquakes, hurricanes, floods or other natural disasters; (f) changes generally affecting the construction industry; (g) the effect of the negotiation, execution, announcement or pendency of this Agreement or the Transactions (provided that this clause (g) shall not be applicable with respect to Seller’s representations and warranties in Sections 3.2(b) or 4.2(c)); (h) any affirmative action knowingly taken by Buyer or any of its Affiliates; or (i) the failure by KCC or the Subsidiaries to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (but excluding herefrom any effect, event, development, occurrence or change underlying such failure to the extent such effect, event, development, occurrence or change would otherwise constitute a Material Adverse Effect).

“Material Contracts” has the meaning set forth in Section 4.8(a)(xvi).

“Miller Deferred Compensation Amount” means the amount payable to Karl Miller pursuant to that certain Deferred Compensation Agreement, as set forth on Exhibit B.

“Multiemployer Plan” means any Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Non-Compete Parties” means John E. Kenny, Jr., James C. Kenny, Philip B. Kenny, Patrick B. Kenny, Joan Kenny Rose, Karl Miller, Ralph Bonanotte and Michael Stoecker.

“Noncompetition Agreements” means the Noncompetition Agreements with each of the Non-Compete Parties.

“Northgate Amount” means $1,100,000, with respect to the assignment and assumption of the lease agreement for the real property located at 250 Northgate Parkway, Wheeling, Illinois.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority.

“Ordinary Course of Business” means, with respect to any Person, the ordinary and usual course of the normal, day-to-day operations of such Person consistent in nature, scope and magnitude with the past practices of such Person.

“Owned Real Property” has the meaning set forth in Section 4.7(a)(i).

“Pension Plan” means any Benefit Plan, other than a Multiemployer Plan, that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

“Permits” means any material approvals, authorizations, consents, licenses, permits or certificates issued by a Governmental Authority.

“Permitted Liens” means: (a) Liens for Taxes not yet due and payable; (b) Liens for Taxes the amount or validity of which is being contested in good faith by appropriate proceedings by any Acquired Company; (c) Liens of materialmen, mechanics, carriers, landlords and like Persons that are not yet due and payable; (d) purchase money Liens and Liens securing rental payments under capital lease arrangements; and (e) the items set forth on Schedule 4.7(a)(ii).

“Permitted Retention” has the meaning set forth in Section 6.2(e).

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority or any other entity.

“Personal Property” means all Equipment, spare parts, furniture, computers, software, tools, supplies, inventories, consumable supplies and other items of tangible personal property in each case owned, leased or held for use in the Business by the Acquired Companies.

“Post-Closing Retention Bonus Amount” means the amounts payable to Karl Miller, Ralph Bonanotte and Michael Stoecker after the Closing, as set forth on Exhibit B.

“Pre-Closing Tax Contest” has the meaning set forth in Section 7.6.

“Pre-Closing Tax Period” has the meaning set forth in Section 7.1.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Real Property” has the meaning set forth in Section 4.7(a)(i).

“Real Property Leases” has the meaning set forth in Section 4.7(a)(i).

“Related Persons” has the meaning set forth in Section 4.25.

“Released Liabilities” has the meaning set forth in Section 6.4.

“Representatives” with respect to any Person, means such Person’s directors, officers, equityholders, managers, employees, agents, accountants and legal and financial advisers.

“Restricted Period” has the meaning set forth in Section 10.1.

“Securities Act” has the meaning set forth in Section 5.6.

“Seller” has the meaning set forth in the preamble.

“Seller Consents” has the meaning set forth in Section 3.2(a).

“Seller Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Seller Transitional Support Agreements” has the meaning set forth in Section 6.5.

“Seller’s Acquisition Allocation Schedule” has the meaning set forth in Section 7.3(b).

“Shareholder Equity” means the consolidated stockholders’ equity of KCC calculated in accordance with GAAP as of the Closing, as adjusted to exclude the value of the Shareholder Equity Exclusions, as reflected on the books of the Acquired Companies as of the Effective Time.  For avoidance of doubt, Shareholder Equity shall not include any asset transferred out of the Acquired Companies prior to Closing, the Company Indebtedness Amount, Transaction Expenses or the Aggregate Retention Bonus Amount.

“Shareholder Equity Exclusions” means (a) the member’s equity attributable to KCC 810 W. Washington Venture, LLC, (b) any TrAIL Payments, (c) all assets and liabilities relating to the Excluded Joint Ventures and (d) all assets and liabilities relating to the Excluded Life Insurance Policies or the Specified Receivables.

“Shareholder Equity Target” means $65,000,000.

“Shares” has the meaning set forth in the recitals.

“Specified Assets” has the meaning set forth in Section 7.3(b).

 “Specified Receivables” means all accounts receivable of KCC from Clinton Industries, LLC and Northgate Investment, Inc.

“Stock” has the meaning set forth in the recitals.

“Straddle Period” has the meaning set forth in Section 7.2.

“Subsidiaries” means, collectively, Western Slope and Kokanee and, individually, each a “Subsidiary.”

“Survival Expiration Date” has the meaning set forth in Section 8.1(b).

“Taxes” means any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including all net or gross income tax, franchise tax, license tax, gross receipts, net proceeds, unemployment compensation, social security, payroll, withholding, employment, sales and use, value added, privilege, property, alternative or add-on minimum and any other tax imposed by any Governmental Authority),  and any interest, penalties or other additions to such amounts.

“Tax Returns” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Third-Party Claim” has the meaning set forth in Section 8.3(a).

“TrAIL Costs” has the meaning set forth in Section 6.2(b).

“TrAIL Payments” means all milestone payments or completion bonus amounts that are or may become payable to the Acquired Companies with respect to the TrAIL Project.  For the avoidance of doubt, the TrAIL Payments shall not include any other accounts receivable or payments payable to the Acquired Companies with respect to the TrAIL Project.

“TrAIL Project” means that certain Trans-Allegheny Interstate Line Project.

“Transaction Documents” has the meaning set forth in Section 3.1.

“Transaction Expenses” mean all fees and expenses incurred by the Acquired Companies prior to or at the Effective Time in connection with the negotiation, documentation and consummation of the Transactions or otherwise in connection with Seller’s exploration of like transactions relating to the Business, including all fees, expenses and other similar amounts payable to attorneys, financial advisors or accountants, for which any Acquired Company is or remains directly or indirectly liable or responsible following the Effective Time (but excluding all amounts paid in accordance with the Escrow Agreement).

“Transactions” has the meaning set forth in Section 3.1.

“Transfer Taxes” has the meaning set forth in Section 7.7.

“Treasury Regulation” means a provision of the regulations of the Department of the Treasury promulgated under the Code, as amended from time to time, or the corresponding provision or provisions of succeeding regulations.

“Unsatisfied TrAIL Costs” has the meaning set forth in Section 6.2(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“Western Slope” has the meaning set forth in Section 4.3(b).

“Western Slope Interests” has the meaning set forth in Section 4.3(b).

“Working Capital” means the combined net book value of the current assets of the Acquired Companies as of the Effective Time, less the combined net book value of the current liabilities of the Acquired Companies as of the Effective Time, in each case, without duplication and as determined in accordance with GAAP and adjusted to exclude the value of the Shareholder Equity Exclusions to the extent that they constitute current assets or current liabilities.  For the avoidance of doubt, Working Capital shall not include (a) any asset transferred out of the Acquired Companies prior to the Closing, (b) any current liabilities included in the Company Indebtedness Amount, Transaction Expenses or the Aggregate Retention Bonus Amount or (c) any assets or liabilities of the Kenny/Obayashi II joint venture.

“Working Capital Target” means $45,368,341.

“810 Washington Lease” has the meaning set forth in Section 9.1(i).

ARTICLE II
PURCHASE AND SALE
                   2.1    Agreement to Purchase and Sell.

Subject to the terms and conditions hereof, at the Closing, Seller shall sell, assign, transfer and convey, free and clear of all Liens, the Shares, and Buyer shall purchase and accept the sale, assignment, transfer and conveyance to it of the Shares.

                   2.2    Purchase Price.

(a)    Aggregate Purchase Price.  The aggregate purchase price for the Shares (the “Purchase Price”) shall be an amount equal to (i) the Enterprise Value minus (ii) the Company Indebtedness Amount minus (iii) the aggregate amount of the unpaid Transaction Expenses plus (iv) the amount, if any, by which the Final Shareholder Equity is greater than the Shareholder Equity Target minus (v) the amount, if any, by which the Final Shareholder Equity is less than the Shareholder Equity Target minus (vi) the Aggregate Retention Bonus Amount and minus (vii) the amount, if any, of the Final Working Capital Adjustment.

(b)    Payment of Closing Payment Amount.  On December 28, 2012, Buyer shall pay or cause to be paid by wire transfer of immediately available funds to the Escrow Agent, an amount in cash equal to the sum of (i) the Escrow Amount, (ii) the Closing Payment Amount, (iii) the Northgate Amount, (iv) the COBRA and Car Amount and (v) the HSR Reimbursement Amount, which amount shall be held in and disbursed from the Escrow Account in accordance with the terms of the Escrow Agreement.  The payment of the Closing Retention Bonus Amount in accordance with the Escrow Agreement shall be deemed for all purposes to have been paid after the Closing but prior to the end of the day on the Closing Date.

2.3    Closing.

Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on December 31, 2012 or at some other time as the parties may agree (the “Closing Date”) at 9:00 a.m., Central Time (the “Escrow Release Time”), at the offices of Katten Muchin Rosenman LLP, 525 West Monroe Street, Chicago, Illinois 60661.  The Closing shall be deemed effective at 11:59 p.m., Central Time, on December 31, 2012 (the “Effective Time”), for all tax, accounting and computational purposes.  Except as otherwise specifically provided in this Agreement, all actions taken at the Closing shall be considered as having been taken simultaneously, and no such actions will be considered to be completed until all such actions have been completed.  All documents and instruments to be delivered at Closing (including Seller’s delivery of the Shares) have been deposited with and will be held in escrow by (a)  counsel for Buyer, with respect to the Shares and other Closing deliveries of Seller, and (b) counsel for Seller, with respect to all Closing deliveries of Buyer (other than as contemplated by Section 2.2(b)), in each case until the Escrow Release Time.

2.4    Purchase Price Adjustments.

(a)    Seller has delivered to Buyer (i) a certificate of KCC’s Chief Financial Officer (the “Estimated Purchase Price Adjustment Certificate”) setting forth the Estimated Shareholder Equity and (ii) a pro forma consolidated balance sheet of the Acquired Companies as of the Closing Date (the “Estimated Closing Balance Sheet”), which balance sheet sets forth Seller’s good faith estimates of each of the items presented thereon and has been prepared in accordance with GAAP applied on a basis consistent with KCC’s past practices and fairly presents the consolidated financial position as of the Closing Date; provided, however, that the Shareholder Equity Exclusions have not been included therein.  Buyer has reviewed and accepted the Estimated Purchase Price Adjustment Certificate and Estimated Closing Balance Sheet for purposes of Closing, without waiving its rights pursuant to this Section 2.4.

(b)     Within five Business Days of Buyer’s receipt of the audited consolidated financial statements of KCC as of the Closing Date (but in any event no later than 90 days after the Closing), Buyer shall deliver to Seller a certificate setting forth, in reasonable detail, (i) the Shareholder Equity and (ii) the Working Capital, in each case as of the Closing Date (the “Closing Purchase Price Adjustment Certificate”), together with an audited consolidated balance sheet of KCC as of the Closing Date (the “Closing Balance Sheet”), which shall be prepared by McGladrey (which firm shall be engaged by Buyer for such purpose), at the expense of Seller, in accordance with GAAP applied on a basis consistent with the Estimated Purchase Price Adjustment Certificate and the Estimated Closing Balance Sheet, respectively, and shall fairly present the consolidated financial position of KCC as of the Closing Date, as adjusted to exclude the Shareholder Equity Exclusions and, without duplication, any asset transferred out of the Acquired Companies prior to Closing.  The Closing Purchase Price Adjustment Certificate and the Closing Balance Sheet shall be substantially in the forms of the Estimated Purchase Price Adjustment Certificate and the Estimated Closing Balance Sheet, respectively, and shall be prepared using the same principles, policies, procedures and methodologies that were used in preparing the Estimated Purchase Price Adjustment Certificate and the Estimated Closing Balance Sheet, respectively.

(c)    Seller shall have 30 days from the date on which the Closing Balance Sheet and Closing Purchase Price Adjustment Certificate have been delivered to Seller to raise any objection(s) to the Closing Purchase Price Adjustment Certificate or the Closing Balance Sheet, by delivery of written notice to Buyer setting forth such objection(s) in reasonable detail (the “Disputed Items”).  Buyer will direct and use its reasonable efforts to cause McGladrey to give Seller and its accountants reasonable access to McGladrey’s work papers for the purpose of verifying the Closing Balance Sheet.  In the event that Seller shall not deliver any such objection(s) with respect to the Closing Purchase Price Adjustment Certificate or the Closing Balance Sheet within such 30-day period, then the Closing Purchase Price Adjustment Certificate shall be deemed final for purposes of this Section 2.4 (such final Closing Purchase Price Adjustment Certificate, the “Final Purchase Price Adjustment Certificate”).  In the event that any such objection(s) are so delivered, the Closing Purchase Price Adjustment Certificate shall be deemed not final, and Buyer and Seller shall attempt, in good faith, to resolve the Disputed Items and, if they are unable to resolve all of the Disputed Items within 15 Business Days of delivery of such notice, shall, five Business Days thereafter (or such earlier date as mutually agreed), submit the Disputed Items to the Chicago office of Grant Thornton LLP (the “Accountant Arbitrator”) for resolution.  The Accountant Arbitrator shall resolve all remaining Disputed Items in accordance herewith within 20 Business Days from the date of submission.  In connection with the foregoing, the Accountant Arbitrator shall be instructed to and must (i) limit its determination(s) only to the remaining Disputed Items, (ii) make its determination(s) as to each remaining Disputed Item based upon the application of GAAP and as required by this Section 2.4 and (iii) not assign a value to any remaining Disputed Item greater than the higher value for such Disputed Item claimed by either Buyer or Seller or less than the lower value for such Disputed Item claimed by Buyer or Seller.  All determinations by the Accountant Arbitrator shall be final and binding upon the parties for purposes of this Section 2.4 absent fraud or manifest error.  The fees and expenses of the Accountant Arbitrator shall be allocated between Buyer, on the one hand, and Seller, on the other hand, based upon the extent to which each party prevailed, as determined by the Accountant Arbitrator.  Buyer and Seller acknowledge and agree that any adjustment made under this Section 2.4(c) is and shall be treated as an adjustment to the Purchase Price for income tax purposes.  The terms “Final Shareholder Equity” and “Final Working Capital” shall mean, respectively, the definitive Shareholder Equity and Working Capital as of the Closing Date agreed to (or deemed to be agreed to) by Buyer and Seller in accordance with this Section 2.4(c) or resulting from the determinations made by the Accountant Arbitrator in accordance with this Section 2.4(c) (in addition to those items theretofore agreed to by Buyer and Seller).

(d)    At such time as the Closing Purchase Price Adjustment Certificate shall become the Final Purchase Price Adjustment Certificate in accordance with Section 2.4(c):

(i)      the Final Shareholder Equity shall be compared to the Shareholder Equity Target to determine the Final Shareholder Equity Adjustment.  In the event that the Final Shareholder Equity Adjustment shall be a number greater than the Estimated Shareholder Equity Adjustment, Buyer shall pay to Seller an amount equal to such difference.  In the event that the Final Shareholder Equity Adjustment is less than the Estimated Shareholder Equity Adjustment, Seller shall pay Buyer an amount equal to such difference; and

(ii)      the Final Working Capital shall be compared to the Working Capital Target to determine the Final Working Capital Adjustment, if any.  Seller shall pay to Buyer the amount of the Final Working Capital Adjustment, if any.

Any payment to be made pursuant to this Section 2.4(d) shall be made within 10 Business Days from the date that the Final Purchase Price Adjustment Certificate is finally determined pursuant to Section 2.4(c), by wire transfer of immediately available funds to an account designated in writing by the intended recipient of such funds.  In the event that any payment is required to be made to Buyer pursuant to this Section 2.4(d), Buyer may elect, at its sole option, to cause the Escrow Agent to release to Buyer from the Escrow Account an amount in cash equal to the obligation of Seller under this Section 2.4(d) and, if Buyer so elects, Seller shall execute with Buyer a Joint Written Instruction (as such term is defined in the Escrow Agreement) sufficient to cause the Escrow Agent to effectuate such release.  If any amount is paid from the Escrow Account to Buyer with respect to any obligation of Seller under this Section 2.4(d), Seller shall be obligated to replenish the Escrow Account with respect thereto by promptly depositing additional funds in the amount of any such payment into the Escrow Account to be held and administered in accordance with the Escrow Agreement.  Any payment due to Seller which is not paid by Buyer within 10 Business Days from the date that the Final Purchase Price Adjustment Certificate is finally determined pursuant to Section 2.4(c) shall bear interest at 10% per annum (or, if lesser, the maximum rate permitted by applicable Law) until paid in full.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Seller hereby represents and warrants to Buyer as follows:

3.1    Approval of Agreement and Transactions.

This Agreement and the transactions described herein (the “Transactions”) have been duly authorized by Seller, and this Agreement, and each of the other agreements, instruments and other documents delivered pursuant hereto or otherwise contemplated herein (collectively, the “Transaction Documents”) to which Seller is a party have been duly executed and delivered by Seller, in accordance with the organizational and governing documents of Seller and applicable Law, and the performance by Seller of its obligations hereunder and under the Transaction Documents to which Seller is a party and the consummation of the Transactions have been duly authorized by all necessary corporate actions on the part of Seller.  Seller has provided to Buyer a copy of a resolution adopted by the Board of Directors of Seller together with a copy of a resolution adopted by the shareholders of Seller, in each case duly certified by an appropriate officer authorizing Seller to execute, deliver and perform its obligations under this Agreement, including the consummation of the Transactions, and each of the other Transaction Documents.

3.2    Seller’s Existence and Good Standing; Authority; Binding Obligations; No Conflicts or Restrictions.

(a)    Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Illinois.  Seller has full legal right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including the consummation of the Transactions, and the execution and delivery of each of the Transaction Documents.  Assuming valid execution and delivery by Buyer, this Agreement and each of the Transaction Documents to which Seller is a party constitutes a valid and binding obligation of Seller enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws in effect from time to time relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)    Except as set forth on Schedule 3.2(b) (collectively, the “Seller Consents”), neither the execution and delivery by Seller of this Agreement and the Transaction Documents to which it is a party, nor the consummation of the Transactions, nor the performance by Seller of its obligations hereunder or thereunder, (with or without the giving of notice or the lapse of time or both): (i) conflicts with or violate any provision of the organizational or governing documents of Seller; (ii) (A) gives rise to a conflict, breach or default, or any right of termination, cancellation or acceleration of remedies or rights under any Contract to which Seller is party or by which any of Seller’s properties or assets is otherwise bound, (B) gives any Person any right to purchase or sell assets or securities from or to Seller or any of the Acquired Companies or (C) otherwise results in a breach, default, penalty or forfeiture under the provisions of any Contract to which Seller or any of the Acquired Companies is a party or by which any of them or any of their respective properties or assets is otherwise bound; or (iii) results in the creation or imposition of any Lien upon the Shares.

3.3    Ownership of Shares.

Seller is the sole record and beneficial owner of the Shares, free and clear of all restrictions on transfer (other than restrictions of general applicability under the Securities Act and state securities Laws) and Liens.  Seller is not a party to any option, warrant, right, shareholders or other agreement or commitment providing for the disposition or acquisition of the Shares (other than this Agreement) or any other equity interests of any of the Acquired Companies, or any restrictions with respect thereto.  Seller is not a party to (or has irrevocably terminated) any voting trust, proxy or other agreement or understanding with respect to the transfer or voting of any of the Shares.  The sale of the Shares by Seller as provided herein shall, upon the Closing, vest Buyer with good title to the Shares, free and clear of all Liens.

3.4    No Litigation.

There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against Seller which would reasonably be expected to materially and adversely affect Seller’s performance under this Agreement or the consummation of the Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED
COMPANIES

Seller hereby, represents and warrants to Buyer as follows:

4.1    Approval of Transaction Documents.

                   Each of the Transaction Documents to which KCC is a party have been duly executed and delivered by KCC, and all appropriate actions have been properly taken with respect thereto, in accordance with the organizational and governing documents of KCC and applicable Law, and the performance by KCC of its obligations under the Transaction Documents to which KCC is a party and the consummation of the Transaction have been duly authorized by all necessary corporate actions on the part of KCC.

4.2    Acquired Companies’ Existence and Good Standing; Authority; Binding Obligations; No Conflicts or Restrictions.

(a)    KCC is a corporation validly existing and in good standing under the Laws of the State of Illinois.  KCC has full legal right, power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder.  Assuming valid execution and delivery by Buyer, when executed and delivered by KCC, each of the Transaction Documents to which it is a party shall constitute the valid and binding obligation of KCC, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws in effect from time to time relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)    Each Subsidiary is a corporation or limited liability company validly existing and in good standing under the Laws of its jurisdiction of formation.  The Acquired Companies are qualified to do business in every jurisdiction where the character or location of the properties owned or leased by them, or the nature of the business conducted by them, requires such qualification, except where the failure to qualify would not, individually or in the aggregate, constitute a Material Adverse Effect.  Seller has provided or made available to Buyer or its Representatives correct and complete copies of the Articles of Incorporation, Certificates of Organization and Certificates of Formation, as applicable, and Bylaws and Limited Liability Company Agreements as applicable, of each of the Acquired Companies and all other organizational and governing documents of each of the Acquired Companies, including all amendments to the foregoing in each case as listed on Schedule 4.2(b).

(c)    Except as set forth on Schedule 4.2(c) (collectively, the “Company Consents”, and together with Seller Consents, the “Kenny Consents”), neither the execution and delivery by Seller of this Agreement or by Seller or any Acquired Company of the Transaction Documents to which any of them is a party, nor the consummation of the Transactions, nor the performance by Seller or any Acquired Company of its obligations under this Agreement or any Transaction Document, as applicable, (with or without the giving of notice or the lapse of time or both): (i) conflicts with or violate any provision of the organizational or governing documents of any Acquired Company; (ii) gives rise to a conflict, breach, default, penalty, forfeiture or any right of termination, cancellation or acceleration of remedies or rights under any Contract to which one or more of the Acquired Companies is a party or by which any of them or any of their respective properties or assets is otherwise bound; or (iii) otherwise results in the creation or imposition of any Lien upon any of the properties or assets of the Acquired Companies.

4.3    Capital Structure; No Liens.

(a)    The authorized capital stock of KCC consists solely of 200,000 shares of Stock, of which 44,571-3/7 shares are issued and outstanding.  All of the Shares are owned, of record and beneficially, solely by Seller.  All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable.  All prior offerings and issuances of KCC capital stock have been made in accordance with applicable federal, state and foreign securities Laws.  There are no outstanding obligations, options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character to which KCC is a party or by which it is otherwise bound that provide for the repurchase or issuance by KCC of any shares of its capital stock.  There are no preemptive rights, rights of first refusal or first offer, stock option grant or exercise rights, voting or veto rights or anti-dilution protections that any stockholder, officer, employee or director of KCC or any other Person is entitled to invoke as a result of the Transactions.

(b)    KCC is the sole record and beneficial owner of all of the limited liability company interests (“Western Slope Interests”) of Western Slope Utilities, LLC (“Western Slope”).  There are no outstanding obligations, options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character to which Western Slope is a party or by which it is otherwise bound that provide for the repurchase or issuance by Western Slope of any Western Slope Interests.  There are no preemptive rights, rights of first refusal or first offer, stock option grant or exercise rights, voting or veto rights or anti-dilution protections that any member, officer, employee or manager of Western Slope or any other Person is entitled to invoke as a result of the Transactions.

(c)    KCC is the sole record and beneficial owner of all of the limited liability company interests (“Kokanee Interests”) of 101 Kokanee, LLC (“Kokanee”).  There are no outstanding obligations, options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character to which Kokanee is a party or by which it is otherwise bound that provide for the repurchase or issuance by Kokanee of any Kokanee Interests.  There are no preemptive rights, rights of first refusal or first offer, stock option grant or exercise rights, voting or veto rights or anti-dilution protections that any member, officer, employee or manager of Kokanee or any other Person is entitled to invoke as a result of the Transactions.

4.4    Interests in Other Entities.

Except for the Excluded Joint Ventures and as set forth on Schedule 4.4 or on Schedule 4.9(b) none of the Acquired Companies, directly or indirectly: (a) owns, of record or beneficially, any shares of voting stock or any other equity securities of any Person (other than an Acquired Company); or (b) has any other ownership or equity interest, of record or beneficially, in any Person.

4.5    Financial Statements.

(a)    Attached as Schedule 4.5(a) are true and complete copies of KCC’s (i) audited consolidated balance sheets as of December 31, 2009, December 31, 2010 and December 31, 2011, and the related audited consolidated statements of income (loss), stockholders’ equity and cash flow for the fiscal year then ended (the “Audited Financial Statements”); and (ii) unaudited consolidated balance sheet as of the Balance Sheet Date (the “KCC Interim Balance Sheet”) and the related unaudited consolidated statements of income or loss, stockholders’ equity and cash flow for the nine-month period then ended (the “KCC Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements, including any notes thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present the consolidated financial position of KCC and its Subsidiaries as of the dates indicated and the results of its operations for the periods covered thereby, subject in the case of the KCC Interim Financial Statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from audit adjustments.  The consolidated financial statements include KCC 810 W. Washington Venture, LLC, an Illinois limited liability company owned by John E. Kenny, Jr., James C. Kenny, Philip B. Kenny, Patrick B. Kenny and Joan Kenny Rose.  The sole purpose of KCC 810 W. Washington Venture, LLC is to own facilities rented by KCC, and it was determined by KCC’s accountants to meet the GAAP definition of a “variable interest entity.”

(b)    Each of the Acquired Companies maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets.  Seller’s and the Acquired Companies’ accountants have not advised Seller or any Acquired Company of any material deficiencies in any Acquired Company’s internal accounting controls and procedures.  To the Knowledge of the Company, Schedule 4.5(b) sets forth a list of each of the following:  (i) any material weakness in the internal controls of the Acquired Companies that the Acquired Companies’ or Seller’s external auditor has advised in writing since December 31, 2010 could adversely affect the Acquired Companies’ ability to record, process, summarize and report financial data; (ii) any material fraud that involved management or other employees who have had a significant role in the Acquired Companies’ internal controls occurring since December 31, 2010; and (iii) any material change in the internal controls of the Acquired Companies effected since December 31, 2010.

(c)    Except as set forth on Schedule 4.5(c), none of the Companies has any material Company Indebtedness.

.
4.6    Books and Records.

All books and records pertaining to operational matters of the Acquired Companies have been maintained in accordance with sound business practices.

4.7    Properties; Encumbrances; Condition; Leases; Licenses.

(a)    Real Property.

(i)    Schedule 4.7(a)(i)(A) contains a description of all tracts or parcels of, or other interests in, real property owned by any of the Acquired Companies (the “Owned Real Property”); and Schedule 4.7(a)(i)(B) contains a description, including addresses, of all tracts or parcels of, or other interests in, real property leased to any of the Acquired Companies (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”).  Schedule 4.7(a)(i)(C) also sets forth a true, correct, and complete list of all leases for such Leased Real Property, to which any of the Acquired Companies is a party, including, without limitation, the names of the parties thereto, the date of such leases and all amendments thereto (the “Real Property Leases”).  True, correct, and complete copies of each Real Property Lease together with any and all amendments, modifications, side agreements, acknowledgements or other documents related thereto have been provided to Buyer.  All of the Real Property Leases are valid and legally binding obligations of the relevant Acquired Companies enforceable against such Acquired Companies and, to the Knowledge of the Company, the other parties thereto, in accordance with their respective terms, and none of the Acquired Companies or, to the Knowledge of the Company, any other party to any Real Property Lease is in material breach or default thereunder, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would reasonably be expected to constitute a breach or default thereof by any Acquired Company or permit termination or modification thereof by a party other than an Acquired Company or an acceleration of an obligation of an Acquired Company thereunder.

(ii)    Each of the respective Acquired Companies has good and valid title, in fee simple, to the Owned Real Property owned by it, free and clear of all Liens, other than Permitted Liens and as set forth on Schedule 4.7(a)(ii).

(iii)    Each of the respective Acquired Companies has rights as tenant under the Real Property Leases to which it is a party, free and clear of all Liens, other than Permitted Liens, and other than as set forth on Schedule 4.7(a)(iii). Each of the respective Acquired Companies has the right to use the Leased Real Property in accordance with the terms of the applicable Real Property Lease to which it is a party, in each case for the conduct of its business as presently conducted.  Except as set forth on Schedule 4.7(a)(iii):

(A)    no security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach of or default under such Real Property Lease that has not been redeposited in full;

(B)    no counterparty to any Real Property Lease is an Affiliate of, or otherwise has any economic interest in any of the Acquired Companies or Seller;

(C)    none of the Acquired Companies has subleased, licensed, or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(D)    none of the Acquired Companies has collaterally assigned or granted any other Lien in any Real Property Lease or any interest therein;

(E)    there are no Liens on the estate or interest created by any of the Real Property Leases, other than Permitted Liens;

(F)    none of the Acquired Companies has received any written notice that a landlord, sublandlord or other party to any Real Property Lease is in default of any ground lease, mortgage, deed of trust, collateral assignment or other Lien affecting the title to the Leased Real Property; and

(G)    all rents, royalties and other payments due from each of the Acquired Companies on each of the Real Property Leases have been paid in full as of the date hereof.

(iv)    Each of the respective Acquired Companies is in peaceable possession of the Real Property owned, leased or occupied by it, and none of the Acquired Companies has received a written notice of default under any of its obligations under any of the Real Property Leases and no written waiver of its obligations thereunder has been granted by any lessor, lessee, grantor or licensor, as the case may be.

(v)    None of the Acquired Companies has received any written notice from any Governmental Authority claiming that any of the Acquired Companies is currently violating, or any of the Real Property or Improvements is in violation of, any material building or zoning Law with respect to the Real Property.

(vi)    Neither Seller nor any of the Acquired Companies has received written notice of any condemnation proceedings pending against the Real Property or the Improvements.

(vii)    Each parcel of the Real Property has direct vehicular and pedestrian access to a public street adjoining the Real Property, or has vehicular and pedestrian access to a public street via an insurable, permanent, irrevocable and appurtenant easement benefiting such parcel of the Real Property, and such access is not dependent on any land or other real property interest that is not included in the Real Property.

(b)    Personal Property.

(i)    Schedule 4.7(b)(i) sets forth an accurate and complete list of all Personal Property having a net book value, as of the date hereof, in excess of $25,000 which is owned, leased, used or held for use by any of the Acquired Companies.  Each item of Personal Property, including, without limitation, the Equipment, is in good operating condition, normal wear and tear excepted.

(ii)    Schedule 4.7(b)(ii)(A) lists all leases of Personal Property under which any of the Acquired Companies is a lessee the annual rental payments for which are in excess of $100,000.  Except as set forth on Schedule 4.7(b)(ii)(B), each of the Acquired Companies has good and valid title to, or holds a leasehold interest in, all of the Personal Property used by it in the conduct of its business as presently conducted, including, without limitation, (a) all of the Personal Property reflected in the KCC Interim Balance Sheet and (b) all of the Personal Property purchased by the Acquired Companies since the Balance Sheet Date, except for Personal Property reflected in the KCC Interim Balance Sheet or acquired since the Balance Sheet Date which has been sold or otherwise disposed of in the Ordinary Course of Business.  All of the Personal Property (whether owned or leased) of the Acquired Companies is located at the Owned Real Property or the Leased Real Property (including one tunnel boring machine located on property owned by Middlesex County Utilities Authority), except (a) Personal Property located on job sites or in transit to or for job sites and (b) vehicles, tools, generators, laptops, ipads, cellular phones and other similar items in the possession of employees of the Acquired Companies.

(iii)    All items of Personal Property are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted by the Acquired Companies.  As of the date hereof, all of the Personal Property shall be free of all Liens, except for Permitted Liens.

4.8    Contracts.

(a)    Schedule 4.8(a) sets forth a true and complete list of each Contract, other than any Benefit Plan or Real Property Lease, to which one or more of the Acquired Companies is a party or by which any Acquired Company or any of its properties or assets is otherwise bound that:

(i)    has not been made in the Ordinary Course of Business;

(ii)    is a Contract for the provision of construction or construction management or other services related thereto which contemplates receipts in excess of $250,000 after the date hereof;

(iii)    (A) is an employment, consulting, severance, change of control or retention or similar Contract that  provides for annual aggregate payments exceeding $100,000 or (B) provides for the indemnification or holding harmless of any officer, director or employee;

(iv)    is an agreement that limits or purports to limit the ability of any of the Acquired Companies or, to the Knowledge of the Company, any key executive of any of the Acquired Companies, to compete in any line of business or with any Person or in any geographic area or during any period of time (except with respect to the use of information pursuant to any confidentiality or non-disclosure agreement) or limits any Acquired Company from soliciting for employment or hiring any Person;

(v)    is an agreement providing for a joint venture (other than an Excluded Joint Venture) for which the applicable Acquired Company has not received final payment, teaming, partnership arrangement or other arrangement involving a sharing of profits, losses, costs or liabilities by any of the Acquired Companies with a third party;

(vi)    is an agreement by which one or more of the Acquired Companies grants or receives rights in or to (e.g., licenses, assignments, non-assertions, covenants not to sue and/or escrow agreements) any Intellectual Property, other than agreements relating to Commercial Software;

(vii)    is an agreement providing for the sale, acquisition or lease of any of the properties of one or more of the Acquired Companies or used in the Business in excess of $250,000;

(viii)    is a mortgage, pledge, security agreement or other similar agreement with respect to any tangible or intangible property of one or more of the Acquired Companies;

(ix)    is a loan agreement, credit agreement, promissory note, guaranty, letter of credit reimbursement agreement or other similar agreement;

(x)    provides for the acquisition (by merger, purchase of stock or assets or otherwise) by an Acquired Company of any operating business;

(xi)    is (A) a surety bond (including performance bond or bid bond) or performance guarantee or (B) an escrow arrangement;

(xii)    is a Contract with any vendor, subcontractor or independent contractor for the provision of goods or services and for which an Acquired Company has any current or ongoing commitments or obligations and which obligate such Acquired Company to make payments in excess of $250,000 in any consecutive twelve-month period after the Closing.

(xiii)    is with a Governmental Authority and contemplates receipts or expenditures in excess of $250,000 after the date hereof;

(xiv)    requires an Acquired Company to purchase all or substantially all of its requirements for a particular product from a supplier;

(xv)     to the extent not disclosed pursuant to any of the clauses above, is an agreement that requires payments or performance during its term involving an amount in excess of $500,000 after the date hereof; or

(xvi)    is a commitment or agreement to enter into any of the foregoing (each of the foregoing described in this Section 4.8(a), or that should have been listed or described in this Section 4.8(a), collectively, the “Material Contracts”).

(b)    True and complete copies of all Material Contracts have been made available or furnished to Buyer and each of them is in full force and effect and is the valid, binding and enforceable obligation of the applicable Acquired Company and, to the Knowledge of the Company, the other parties thereto in accordance with its terms.  None of the Acquired Companies nor, to the Knowledge of the Company, any other Person that is a party to a Material Contract or is otherwise bound thereby is in default or breach thereunder, and, to the Knowledge of the Company, no event, occurrence, condition or act exists that, with the giving of notice or the lapse of time or both, would give rise to any default, breach or right of cancellation or modification thereunder.  No party to any Material Contract has exercised any termination rights with respect thereto, and no such party has given written notice to the other party thereto of any default under or intent to repudiate any provision of, any Material Contract.  No Acquired Company has received written notice of any stop work order or suspension of work order with respect to any Material Contract that is a Contract with a customer of an Acquired Company.

4.9    Projects and Joint Ventures.

(a)    Schedule 4.9(a) sets forth a true and correct detailed list of all currently outstanding construction projects of the Acquired Companies in excess of $250,000 (“Current Projects”) and for which final payment has not been received by the applicable Acquired Company.  Except as set forth on Schedule 4.9(a), no Acquired Company is currently required to provide any bonding or other financial security arrangements in any amount in connection with any Current Project.

(b)    Schedule 4.9(b) sets forth a true and correct detailed list of all joint ventures (other than Excluded Joint Ventures) in which one or more of the Acquired Companies is a participant and for which the applicable Acquired Company has not received final payment, any Current Project of such joint venture and all other parties participating in each such joint venture.

(c)     Schedule 4.9(c) sets forth a true and correct detailed list of the inactive sponsored and non-sponsored joint ventures which are to be excluded from the calculation of Shareholder Equity (the “Excluded Joint Ventures”), all other parties participating in each such Excluded Joint Venture, the tax identification number of such Excluded Joint Venture and the amounts of the assets and liabilities associated with such Excluded Joint Ventures, as recorded on the books of KCC as of September 30, 2012.

(d)    Schedule 4.9(d) sets forth a true and correct list of each unawarded bid for which an Acquired Company is the apparent low bidder for the provision or prospective provision of construction or construction management or other services related thereto which contemplates receipts in excess of $250,000.

4.10    Accounts Receivable.

Schedule 4.10 sets forth a true and complete list of each Acquired Company’s accounts receivable by customer existing as of the last day of the month immediately preceding the date hereof and the individual aging with respect thereto.  All such accounts receivable of the Acquired Companies: (a) arose from bona fide transactions in the Ordinary Course of Business, and (b) to the Knowledge of the Company, are not subject to any refunds or adjustments or any defenses, rights of set off, assignment, restrictions, security interests or other encumbrances.  Except as set forth in Schedule 4.10, there are no disputes regarding the collectability of any such accounts receivable.  No Acquired Company has factored any of its accounts receivable.  To the Knowledge of the Company, (a) the obligors in respect of the Acquired Companies’ accounts receivables are not in or subject to a bankruptcy or insolvency proceeding and (b) none of the Acquired Companies’ accounts receivables have been made subject to an assignment for the benefit of creditors.

4.11    No Governmental Authority Restrictions.

Except as  required pursuant to the HSR Act and as set forth on Schedule 4.11, neither Seller nor any of the Acquired Companies is a party to, or otherwise subject to, any Law which:  (a) would require authorization or approval of, or the submission of any filing or notice with any Governmental Authority in connection with the execution and delivery of this Agreement or the Transactions; or (b) would prevent consummation of the Transactions.

4.12    No Litigation.

(a)    Except as set forth on Schedule 4.12(a), there are no material Legal Proceedings pending or, to the Knowledge of the Company, overtly threatened against one or more of the Acquired Companies, any of their respective properties, assets or businesses or the Transactions, or, to the Knowledge of the Company, any current or former employee, officer or director of an Acquired Company with respect to their business activities on behalf of any Acquired Company.  Except as set forth in Schedule 4.12(a), the Acquired Companies are not subject to any outstanding Orders that have not been fully satisfied, and no Acquired Company is in breach or violation of any Order.

(b)    No voluntary Legal Proceeding or petition has been instituted by any of the Acquired Companies and no Legal Proceeding has been instituted or, to the Knowledge of the Company, threatened to be instituted against any of the Acquired Companies under the bankruptcy Laws of the United States or any other country or any political subdivision thereof.  None of the Acquired Companies has made any assignment of any assets or properties for the benefit of creditors, consented to the appointment of a receiver or trustee for any assets or properties or been adjudicated bankrupt.

4.13    Taxes.

Except as set forth on Schedule 4.13:

(a)    Each of the Acquired Companies (i) has filed or had filed on its behalf on a timely basis with the appropriate Taxing Authorities (taking into account any extensions) all material federal, state, local and foreign Tax Returns required to be filed, (ii) each of the Acquired Companies has timely paid in full any Taxes due by them or with respect to their operations, or had such Taxes paid on their behalf, and (iii) all such Tax Returns were true and complete in all material respects;

(b)    the Acquired Companies have provided Buyer with true and complete copies of all income Tax Returns filed by or on behalf of the Acquired Companies within the past four years, including all income Tax Returns filed by Seller that incorporate the Acquired Companies’ activities;

(c)    there is no claim for Taxes that is a Lien against the properties or assets of any of the Acquired Companies other than any statutory Liens for Taxes not yet due and payable;

(d)    each of the Acquired Companies is in material compliance with all applicable information reporting and Tax withholding requirements under applicable Tax Laws;

(e)    none of the Acquired Companies has waived any statute of limitations in respect of Taxes that involve or affect any of the Acquired Companies for which such waiver is still in effect or have executed or filed with any Governmental Authority any agreement extending the period for the assessment or collection of any Taxes that involve or could affect any of the Acquired Companies for which such extension is still in effect, and none are a party to any pending suit, action or proceeding by any Governmental Authority for the assessment or collection of Taxes, and no such suit, action or proceeding has been threatened in writing;

(f)    no written claim has ever been made by a Governmental Authority in any jurisdiction where one or more of the Acquired Companies does not file Tax Returns that Seller or such Acquired Company is or may be subject to taxation by such jurisdiction and to the Knowledge of the Company, no such claim has been threatened;

(g)    no Tax Return of any of the Acquired Companies has been subject to any examination or audit that has not been fully and completely resolved; no foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Acquired Companies; within the three years prior to the date hereof, none of the Acquired Companies nor Seller has received from any foreign, federal, state, or local Taxing Authority (including jurisdictions where none of the Acquired Companies or Seller has filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review that involves or affects any of the Acquired Companies; (ii) request for information related to Tax matters that involves or affects any of the Acquired Companies; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Acquired Companies or that involve or affect the Acquired Companies, in each case except with respect to any such notice or request that relates to less than $25,000, which, in the aggregate, relate to less than $250,000;

(h)    each of the Acquired Companies has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other Person;

(i)    no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Taxing Authority with or in respect of any of the Acquired Companies;

(j)    no Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361;

(k)    Seller has been a validly electing S corporation~~,~~ within the meaning of Code Section 1361(a)(1) (and any corresponding or similar provision of state or local Tax Law) at all times since January 1, 2008, and will continue to be a valid S corporation up to and through the date hereof;

(l)    KCC is a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3) (and any corresponding or similar provision of state or local Tax Law) and has been a “qualified subchapter S subsidiary” at all times since January 1, 2008; timely and valid elections were made to treat KCC as a “qualified subchapter S subsidiary” for federal, state and local income Tax purposes; and KCC will continue to be a “qualified subchapter S subsidiary” for federal, state and local income Tax purposes through and including the date hereof;

(m)    each of the Subsidiaries (other than domestic limited liability companies and joint ventures or partnerships described in Section 4.13(n) below) since inception has been and is a “qualified subchapter S subsidiary” (within the meaning of Code Section 1361(b)(3) (and any corresponding or similar provision of state or local Tax Law); timely and valid elections were made to treat each of such Subsidiaries as a “qualified subchapter S subsidiary” for federal, state and local income Tax purposes; and each such Subsidiary will continue to be a “qualified subchapter S subsidiary” for federal, state and local income Tax purposes through and including the date hereof;

(n)    all domestic limited liability companies that are wholly-owned Subsidiaries of either Seller or the Acquired Companies that are being sold pursuant to this Agreement  have been treated as domestic “disregarded entities” (i.e., as a division of an Acquired Company) for federal, state and local income Tax purposes and no election to the contrary has been made under Treasury Regulation Section 301.7701-3; all joint ventures in which interests are being sold hereunder and that are classified as partnerships for U.S. federal income Tax purposes have been so treated as partnerships for federal, state and local income Tax purposes and no election to the contrary has been made under Treasury Regulation Section 301.7701-3; and the Acquired Companies have not made and will not make any election or take any action to change the entity classification of any such domestic limited liability company as a “disregarded entity” or joint venture or partnership as a partnership for U.S. federal, state and local income Tax purposes through and including the date hereof; and

(o)    none of the Acquired Companies is a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract, other than commercial agreements in the Ordinary Course of Business.

4.14    Insurance.

Schedule 4.14(a) sets forth a true and complete list of all policies of insurance (the “Insurance Policies”) under which any of the Acquired Companies or any of its officers or directors (in such capacity) is an insured party, beneficiary or loss payable payee.  True and complete copies of all Insurance Policies have been previously provided to Buyer.  Such Insurance Policies are in full force and effect, all premiums due on such Insurance Policies have been paid and there is no default under any such Insurance Policy that could result in cancellation thereof or a refusal by the insurer to pay any clam thereunder.  None of the Acquired Companies has received or given a notice of cancellation or non-renewal with respect to any Insurance Policy, and, to the Knowledge of the Company, no threat has been made to cancel any Insurance Policy.  The consummation of the Transactions will not cause a cancellation or reduction in the coverage of any Insurance Policy.  Except as set forth on Schedule 4.14(b), (a) during the past two years no claims have been made by one or more of the Acquired Companies under any Insurance Policy and (b) during the past five years, no claim submitted under any Insurance Policy been denied in whole or in part by insurer thereunder.

4.15    Intellectual Property.

(a)    Except as set forth on Schedule 4.15(a)(i), the Acquired Companies solely own, other than Commercial Software and rights which are not material to the Business, license or otherwise have the right to use, free and clear of all Liens all of the Intellectual Property necessary for the operation of the Business as currently conducted (“Company Intellectual Property”). No stockholder, officer, director or employee of any Acquired Company has any ownership, royalty, license or other interest in any of the Company Intellectual Property.  None of the Acquired Companies is in material default (or, with the giving of notice or lapse of time or both, would be in material default) under any contract or other agreement to use any item of the Company Intellectual Property.  Schedule 4.15(a)(ii) identifies each item of Company Registered Intellectual Property, including the jurisdiction in which such Company Registered Intellectual Property is pending or has been registered or issued, the applicable application and registration/issue numbers and corresponding date(s), and the owner(s). All Company Owned Intellectual Property listed on Schedule 4.15(a)(ii) has not been abandoned, and any and all renewal and maintenance fees, taxes, annuities or other fees payable in respect of such Acquired Intellectual Property and due before Closing have been paid in full through Closing, and except as set forth on Schedule 4.15(a)(ii), no such fees are due within two months after Closing.

(b)    The operation of the Business (i) is not infringing, misappropriating or otherwise violating or in conflict with any Intellectual Property of any Person, is not engaging in unfair competition or deceptive trade practices, and is not in violation of any Person’s rights of publicity, privacy or attribution, and (ii) has not engaged in any of the foregoing acts within the six year period immediately preceding the date hereof.  In the six years immediately preceding the date hereof, concerning the operation of the Business, neither Seller nor any of the Acquired Companies (i) have received any written notice accusing it of infringing, misappropriating or otherwise violating or being in conflict with any Intellectual Property of any Person, engaging in unfair competition or deceptive trade practices, or violating any Person’s rights of publicity, privacy or attribution, (ii) have been involved in any claim or Legal Proceeding related thereto, or (iii) has been threatened in writing with any such claim or Legal Proceeding or alleged in writing to have engaged in any of the foregoing.

(c)    To the Knowledge of the Company, no Person (i) is infringing, misappropriating or otherwise violating or in conflict with any of the Company Owned Intellectual Property and is not engaging in unfair competition or deceptive trade practices with respect to the operation of the Business and (ii) in the six years immediately preceding the date hereof, neither Seller nor any of the Acquired Companies have alleged any of the foregoing against any Person.

(d)    Schedule 4.15(d) sets forth a true and complete list of all domain names owned or used by the Acquired Companies in the conduct of the Business.  None of Seller nor any stockholder, officer, director or employee of Seller or the Acquired Companies or any of their respective Affiliates has any ownership or other interest in the domain names. None of such domain names infringes any Intellectual Property rights of any Person, and neither Seller nor the Acquired Companies have within the prior six (6) years received any written notice claiming any such infringement.  No right to or interest in any domain name required to be listed on Schedule 4.15(d) has been obtained in violation of any Law, including, without limitation, the Anticybersquatting Consumer Protection Act.

4.16    Compliance with Laws; Permits.

(a)    To the Knowledge of the Company, each of the Acquired Companies is in material compliance with all material Laws applicable to it.  Except as set forth on Schedule 4.16(a), to the Knowledge of the Company, no Acquired Company has been requested to provide any information to any Governmental Authority in connection with any pending investigation (whether or not targeting an Acquired Company), and no Acquired Company has received written notice that it is the subject of any investigation by any Governmental Authority with respect to a possible violation of any material Law.

(b)    Each of the Acquired Companies has all material Permits necessary to own and operate its properties and to carry on its businesses as now conducted.  All such Permits are currently held by an Acquired Company as required and are in full force and effect.  Except as set forth on Schedule 4.16(b), (i) neither Seller nor any of the Acquired Companies has received within the past six months written notice of any material violation or alleged material violation of any Law by any of the Acquired Companies and (ii) no Acquired Company is in material breach or violation of, or default under, any such Permit.

4.17    Employees.

(a)     Schedule 4.17(a) sets forth a true and correct summary of the following information for each current employee of an Acquired Company, including each employee on leave of absence, disability or layoff status: name; job title; employment status; current base pay and current bonus target and actual amount of last bonus paid.  Neither of the Subsidiaries employs any employees.

(b)    Except as set forth on Schedule 4.17(b), none of the Acquired Companies has any union or collective bargaining agreement to which it is a party or by which it is otherwise bound (other than project contracts that contain project labor agreements).

(c)    To the Knowledge of the Company, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of any group of employees that includes any employees of an Acquired Company.  There is no pending or, to the Knowledge of the Company, threatened representation proceeding or petition, strike, work stoppage, work slowdown, unfair labor practice charge or complaint or other material labor dispute affecting any employee of an Acquired Company.

(d)    Except as set forth on Schedule 4.17(d), there are no formal complaints, charges or claims against an Acquired Company pending before or, to the Knowledge of the Company, threatened by or on behalf of any employee of an Acquired Company or former employee of an Acquired Company or any Governmental Authority based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of, or the failure to employ, any individual.  There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to an Acquired Company.

4.18    Employee Benefits.

(a)    Schedule 4.18(a) sets forth a true and complete list of all Benefit Plans.  Seller has provided to Buyer correct and complete copies of the following (where applicable and, with respect to any Multiemployer Plan, where readily available to Seller) with respect to each Benefit Plan: (i) all current plan documents (or, in the case of any unwritten Benefit Plan, a written summary of the current terms of such Benefit Plan); current summary plan descriptions, current summaries of material modifications and current amendments to such plans; (ii) the most recent determination (or opinion) letter received from the IRS; (iii) the three most recent Form 5500 Annual Reports and summary annual reports; (iv) the most recent audited financial statement and actuarial valuation; and (v) all related administrator, service and vendor agreements, insurance contracts, trust agreements, collective bargaining agreements and other agreements by which each such Benefit Plan is established, operated, administered or funded.  Except as provided in the Benefit Plans and any applicable collective bargaining agreement, neither Seller nor any of the Acquired Companies has any express or implied commitment to create, incur liability with respect to or cause to exist any Benefit Plan or modify any Benefit Plan.

(b)    With respect to each Benefit Plan that is not a Multiemployer Plan and to the Knowledge of the Company with respect to each Multiemployer Plan, (i) there has been no transaction or breach of any applicable fiduciary responsibility or obligation under Title I of ERISA that would subject any of the Acquired Companies, or any officer, employee or director of any of the Acquired Companies, to any material tax, penalty or Liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any claim being made under, by or on behalf of any such Benefit Plan by any party with standing to make such a claim that would reasonably be expected to result in material liability to an Acquired Company, (ii) there are no claims pending (other than routine claims for benefits) or threatened against any such Benefit Plan (other than a Multiemployer Plan) or against the assets of any such Benefit Plan (other than a Multiemployer Plan), nor are there any Liens on the assets of any such Benefit Plan (other than a Multiemployer Plan), and (iii) except as would not reasonably be expected to result in material liability to an Acquired Company, all such Benefit Plans conform to, and in their operation and administration are in all material respects in compliance with, the terms thereof and requirements prescribed by any and all Laws (including ERISA and the Code) applicable thereto, including, without limitation: (A) all applicable requirements for notification, reporting and disclosure to participants or the Department of Labor, IRS or Secretary of the Treasury and (B) with respect to each Benefit Plan that is intended to meet requirements for tax-favored treatment under the Code, the provisions of the Code that provide for such tax-favored treatment.  Seller and the Acquired Companies have performed, in all material respects, all obligations required to be performed by them under, are not in default under or violation of, and, to the Knowledge of the Company, there is no default or violation by any other party with respect to, any of the Benefit Plans (other than a Multiemployer Plan).

(c)    Schedule 4.18(c) sets forth a true and correct list of all Multiemployer Plans.  No Benefit Plan (other than a Multiemployer Plan) is subject to Title IV of ERISA.  None of the Acquired Companies nor any ERISA Affiliate has, within the six years preceding the date hereof, established, maintained or contributed to, or had any obligation to establish, maintain or contribute to (i) any Pension Plan other than a Multiemployer Plan, (ii) any multiple employer plan within the meaning of Code Section 413(c), or (iii) any multiple employer welfare arrangement within the meaning of Section 3(40)(A) of ERISA.

(d)    Each Benefit Plan (only to the Knowledge of the Company regarding any Benefit Plan that is a Multiemployer Plan) that is a “group health plan” (within the meaning of Code Section 5000(b)(1)) has been operated, in all material respects, in compliance with all Laws applicable to such plan, including, but not limited to, COBRA Coverage requirements, to the extent applicable.

(e)    All contributions, insurance premiums, benefits, or other amounts due and payable on or before the Closing Date in respect of any Benefit Plan have been made in full and proper form on or before their due dates, and a reasonable amount has been accrued and provided for in accordance with past practice in the Financial Statements for all other contributions or amounts in respect of each Benefit Plan for the periods ending on the date hereof.

(f)    None of the Acquired Companies nor any ERISA Affiliate is subject to any withdrawal liability pursuant to Section 4201 of ERISA with respect to any Multiemployer Plan as a result of any partial or complete withdrawal from such plan.  Except as set forth on Schedule 4.18(f), to the Knowledge of the Company, no Multiemployer Plan is in “endangered” or “critical” status within the meaning of Code Section 432, or is “insolvent” or in “reorganization” within the meaning of Section 4245 and 4241 of ERISA, respectively.  None of the Acquired Companies nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or has incurred or reasonably expects to incur any Liability under Title IV of ERISA (other than the obligation to contribute to a Multiemployer Plan under Section 4212 of ERISA).  No reportable event within the meaning of Section 4043 of ERISA and no event described in Sections 4062 or 4063 of ERISA (other than an event for which the notice has been waived) has occurred in connection with any Benefit Plan (other than a Multiemployer Plan).

(g)    With respect to any insurance policy providing funding for benefits under any Benefit Plan, (i) there is no material Liability of the Acquired Companies, in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such material Liability if such insurance policy was terminated on the date hereof, and (ii) to the Knowledge of the Company, no insurance company issuing any such policy is in receivership, conservatorship, liquidation, or similar proceeding and no such proceedings with respect to any insurer are imminent.

(h)    None of the Acquired Companies nor any ERISA Affiliate maintains any Benefit Plan outside of the United States (a “Foreign Plan”).  Each Foreign Plan complies with and has been operated in all material respects in conformance with the applicable Laws relating to such plans.  The Financial Statements accurately reflect any Foreign Plan liabilities and accruals for contributions required to be paid to any Foreign Plans.  All contributions required to have been made to all such Foreign Plans as of the date hereof have been made.

(i)    Except as set forth in Section 6.6, no Benefit Plan or written or oral agreement exists that obligates any of the Acquired Companies or any ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any future, current or former employee, director, consultant or agent of any of the Acquired Companies following such employee’s, director’s, consultant’s or agent’s termination of employment or service with the Acquired Companies, including, but not limited to, retiree medical, health or life benefits, other than COBRA Coverage.

(j)     Each of the Benefit Plans listed on Schedule 4.18(a) that is intended to be a qualified plan pursuant to Code Section 401(a) either has received a current favorable determination letter, or is in the form of a prototype, master or volume submitter plan document that has a current opinion letter from the IRS stating that the language of such plan document meets the qualification requirements of Code Section 401(a), and each Acquired Company is entitled to rely on such letter with regard to such plan, and nothing has occurred to adversely affect such determination or opinion letter or reliance on such letter.

(k)     Each Benefit Plan that is a “nonqualified deferred compensation plan” as defined by Code Section 409A(d)(1) complies in all material respects with, and has been operated in all material respects in compliance with, Code Section 409A.

(l)     All contributions, transfers, and payments by an Acquired Company in respect of any Benefit Plan, other than transfers incident to an incentive stock option plan with the meaning of Code Section 422, have been or are fully deductible under the Code, and no such deduction has been challenged or disallowed by any Governmental Authority.

(m)    Except as set forth in any Benefit Plan or any collective bargaining agreement, Seller or an Acquired Company has reserved all rights necessary to amend or terminate each of the Benefit Plans without the consent of any other person.  There has been no amendment to, written interpretation of or announcement (whether or not written) by Seller or any of the Acquired Companies relating to, or change in employee participation or coverage under, any Benefit Plan that would increase materially the expense of maintaining such Benefit Plan above the level of expense incurred in respect thereto for the most recent fiscal year ended prior to the date hereof.

(n)    No current or former employee, officer, director, consultant, agent or investor of an Acquired Company holds any option, warrant or other right to purchase securities of any of the Acquired Companies.

(o)    The consummation of the Transactions will not, except as set forth on Schedule 4.18(o), (i) entitle any individual to severance or separation pay, (ii) directly or indirectly result in an increase to benefits or compensation, acceleration of vesting or acceleration of timing for payment of any benefit or compensation or (iii) result in any prohibited transaction described in Section 406 of ERISA or Code Section 4975 (assuming that the assets used by Buyer to purchase the Shares pursuant to this Agreement do not constitute “plan assets” (as defined in Section 3(42) of ERISA).  No payment made or contemplated under any Benefit Plan or other benefit arrangement will constitute a non-deductible “excess parachute payment” within the meaning of Code Section 280G.

4.19    Service Warranties.

                    Schedule 4.19 sets forth an accurate description of any claims made since December 31, 2010 or overtly threatened since December 31, 2011, alleging deficiencies in the quality of services provided by an Acquired Company, or the breach of any service warranty provided by an Acquired Company, in respect of which the amount paid or reasonably expected to be payable to resolve such claim or assertion exceeds $100,000 (not including amounts covered by insurance).

4.20    Bank Accounts.

Schedule 4.20 sets forth a true and complete list showing the names of all banks in which any of the Acquired Companies has an account or safe deposit box and the names of all Persons authorized to draw thereon.

4.21    No Changes Since the Balance Sheet Date.

Except as may be set forth in Schedule 4.21 hereto or as otherwise contemplated or set forth herein, since the Balance Sheet Date (and, with respect to subsections (c)(iv), (vi), (vii) and (ix) only, since December 31, 2011):

(a)    the Acquired Companies have conducted, and from the date of this Agreement until the Closing will conduct, their business in all material respects in the Ordinary Course of Business;

(b)    there has not been any occurrence, development or change that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; and

(c)    none of the Acquired Companies has:

(i)    permitted any of its assets to be subjected to any Lien, other than Permitted Liens;

(ii)    made any individual capital expenditure or commitment therefor of more than $100,000 in any individual case, or $250,000 in the aggregate;

(iii)    declared or paid any dividend, except for any cash dividends, or made any distribution on any of its limited liability company interests or shares of capital stock, or redeemed, purchased or otherwise acquired any of its limited liability company interests or shares of capital stock or any option, warrant or other right to purchase or acquire any such limited liability company interests or shares of capital stock;

(iv)    except in the Ordinary Course of Business with respect to personnel other than any Non-Compete Party, Eric Rietz or Gene Huebner or as required by Law, made or granted any increases in salary or other compensation or bonuses to employees or granted any employee any severance or termination pay or established, adopted, entered into or amended in any material respect any Benefit Plan;

(v)    sold, assigned, leased, transferred, licensed, or otherwise disposed of, or extended or exercised any option to sell, assign, lease, transfer, license, or otherwise dispose of, any assets, other than in the Ordinary Course of Business;

(vi)    introduced any substantial change in the types or nature of products or services offered by the Acquired Companies;

(vii)    changed or modified its credit, collection or payment policies, procedures or practices, including acceleration of collections of accounts receivable (whether or not past due), or failed to pay or delayed payment of payables or other Liabilities;

(viii)    materially written down the value of any work in progress, or written off as uncollectible any notes or accounts receivable, except in the Ordinary Course of Business;

(ix)    made any material change in any method of accounting or auditing practice;

(x)     terminated or received any notice of termination of any Material Contract (or any Contract that, if in existence on the date hereof would be a Material Contract) or waived, released or assigned any material rights or claims thereunder or suffered any material damage, destruction or loss, whether or not covered by insurance;

(xi)    changed any of its bank accounts or safe deposit accounts;

(xii)    made any changes to any collective bargaining agreement to which it is a signatory or by which it is otherwise bound, including but not limited to project labor agreements;

(xiii)    made any amendment to its organizational or governing documents; or

(xiv)    made a commitment to do any of the foregoing.

(d)    From the date of this Agreement until the Closing, none of the Acquired Companies will, and Seller will not permit any of the Acquired Companies to, take any actions specified in Section 4.21(c) above.

4.22    No Investment Banker’s, Broker’s or Finder’s Fees.

No investment banker, agent, broker, person or firm acting or purporting to act on behalf of Seller or any of the Acquired Companies is entitled to any financial advisory, commission or broker’s or finder’s fee from any of the parties hereto, or any other Person respecting the Transactions other than FMI Capital Advisors, Inc., which has been engaged by Seller and whose fee will be paid by Seller.

4.23    Environmental Matters.

(a)    Except as set forth on Schedule 4.23(a), (i) during the five years prior to the Closing, each of the Acquired Companies has complied in all material respects and is in compliance in all material respects with all Environmental Laws; (ii) the Acquired Companies possess, and during the past five years, have possessed and are and have been in material compliance with any Permits that are or have been required under Environmental Laws for the ownership or operation of the Business; and (iii) there have been no releases of any Hazardous Substances at any of the properties currently owned or leased, formerly owned, or, to the Knowledge of the Company, formerly leased by one or more of the Acquired Companies which has resulted or would reasonably be expected to result in any reporting, investigation or cleanup requirement under Environmental Law or any material liability to the Acquired Companies under Environmental Law.

(b)     Except as set forth on Schedule 4.23(b), (i) no employee has brought a claim or threatened to bring a claim against any of the Acquired Companies that such employee was harmed by workplace exposure to a Hazardous Substance or due to a violation of Environmental Law; (ii) there are no current, pending, or to the Knowledge of the Company, threatened, civil, criminal or administrative claims, investigations, proceedings, notices of violation or potential responsibility, or requests for information against any of the Acquired Companies under any Environmental Law; and (iii) none of the Acquired Companies is subject to any order, decree or injunction with any Governmental Authority under Environmental Law.

(c)    The Acquired Companies have made available to Buyer complete and accurate copies of all environmental assessment and audit reports in their possession or control identifying recognized environmental conditions or non-compliance with Environmental Laws or addressing environmental Liabilities or obligations relating to ownership or operation of the Business.

4.24    Absence of Undisclosed Liabilities.

None of the Acquired Companies has any Liabilities, except (a) Liabilities as and to the extent reflected in the Financial Statements; (b) Liabilities incurred in the Ordinary Course of Business since September 30, 2012 that, individually and in the aggregate, are not material to the Acquired Companies taken as a whole; (c) obligations under Contracts described on Schedule 4.8(a) or under Contracts entered into the Ordinary Course of Business consistent with past practice which are not required to be disclosed on such Schedule pursuant to Section 4.8(a) (but not Liabilities for any breach of or default under any such contract or commitment); and (d) Liabilities set forth on Schedule 4.24.

4.25    Affiliate Transactions.

Schedule 4.25(a) lists all contracts between any of the Acquired Companies, on the one hand, and Seller or any of its shareholders, on the other hand (an “Affiliate Transaction”), except for (a) any such Contracts that will be terminated as of the Closing Date as a result of the Transactions and (b) any employment agreement entered into in the Ordinary Course of Business.  Except as set forth on Schedule 4.25(b), since January 1, 2010, none of the Acquired Companies has entered into an Affiliate Transaction.  Except with respect to Employee Benefit Plans and reimbursable business expenses, no officer, director or stockholder of Seller or any of its Affiliates (including the Acquired Companies) or any of their respective Affiliates and to the Company’s Knowledge, no employee of any of the Acquired Companies (“Related Persons”) (a) owes any amount to an Acquired Company, (b) is involved in any business arrangement or other relationship with an Acquired Company, (c) owns any property or right, tangible or intangible, that is used by an Acquired Company or (d) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, stockholder, partner or member of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of an Acquired Company (other than in connection with ownership of stock of a publicly traded company).  No Acquired Company owes any amount to, or has committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person.

4.26    Government Contracts.

(a)      No Acquired Company nor any of its directors, officers, or employees is or within the last five years has been formally debarred or formally suspended from participation in the award of Contracts with any Governmental Authority or has been declared ineligible for contracting with any Governmental Authority.

(b)    Since December 31, 2008, except as otherwise disclosed on Schedule 4.26(b), with respect to each prime contract (including any change orders, purchase orders or task orders issued thereunder or otherwise related thereto), subcontract or  bid between an Acquired Company and (i) a Governmental Authority, (ii) any prime contractor to a Governmental Authority (a “Government Prime Contractor”) or (iii) any subcontractor with respect to any Contract described in subclauses (i) or (ii) (a “Government Subcontractor”; such Contracts, being the “Government Contracts”), (A) to the Knowledge of Company, each Acquired Company has complied in all material respects with the terms and conditions of the Government Contracts, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein, (B) to the Knowledge of Company, each Acquired Company has complied in all material respects with the requirements of applicable Laws pertaining to such Government Contracts, (C) neither any Governmental Authority nor any Government Prime Contractor or Government Subcontractor has notified Seller or an Acquired Company in writing that an Acquired Company has breached or violated any applicable Law, or any material certification, representation, clause, provision or requirement pertaining to such Government Contracts, and (D) no termination for convenience, termination for default, cure notice or show cause notice has been given (and is currently in effect as of the date of this Agreement) pertaining to any Government Contract or claim or request for equitable adjustment by the Acquired Company against a Governmental Authority.

(c)    To the Knowledge of the Company, except as disclosed on Schedule 4.26(c), no Acquired Company nor any of its directors, officers or managers (i) is (or during the last three years has been) under administrative, civil or criminal investigation, or indictment or audit by any Governmental Authority with respect to any material irregularity, material misstatement or material omission arising under or relating any Governmental Contract (other than routine audits, in which no such material irregularities, material misstatements or material omissions were identified) or (ii) during the last three years has conducted or initiated any material internal investigation or made a voluntary disclosure to any Governmental Authority, with respect to any material irregularity, misstatement or omission arising under or relating to any Government Contract.

4.27    Ethical Practices.

No shareholder, officer or director of any Acquired Company (but excluding non-sponsored joint ventures) has offered or given, and to the Knowledge of the Company, no Acquired Company or any Person on its behalf has offered or given any money or anything of value to any Person: (i) for the purpose of influencing any action or decision of any official of a Governmental Authority, in his or her official capacity, including a decision to fail to perform his or her official function; (ii) for the purpose of inducing such Person to use his or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist an Acquired Company in obtaining or retaining business for, or with, or directing business to, any Person; or (iii) where such offering, gift or payment would constitute a bribe, kickback or illegal or improper payment to assist an Acquired Company in obtaining or retaining business for, or with, or directing business to, any Person.

4.28    HSR Act.

Seller completed a filing pursuant to the HSR Act with respect to the Transactions on November 21, 2012, and the HSR waiting period was terminated or expired on December 24, 2012.

4.29    Certain Pre-Closing Actions.

Seller has taken actions sufficient and effective at or prior to the Closing, to:

(a)    divest the Acquired Companies of any ownership interest in the Excluded Assets;

(b)     terminate each of the leases related to the Leased Real Property located at 250 Northgate Parkway, Wheeling, Illinois and the Leased Real Property located at 810 W. Washington, Chicago, Illinois (other than the 810 Washington Lease) or, alternatively, to cause all rights and Liabilities of any Acquired Company under any such lease to be assigned to and assumed by Seller or any Affiliate of Seller other than an Acquired Company;

(c)    cause each Acquired Company to cease to be a participating employer in each Benefit Plan sponsored by Seller, including without limitation, the Kenny 401(k) Plan and the Kenny Industries Inc. Medical Plan, such that at the Closing neither Buyer nor any of its Affiliates (including the Acquired Companies) will have any responsibility for, or any Liability with respect to, any such Benefit Plan (other than the responsibility to provide medical coverage as provided in Section 6.6);

(d)    (i)prevent the Transactions from causing the acceleration of any loans outstanding under the Kenny 401(k) Plan as of the Closing Date and allow employees of the Acquired Companies to roll over their account balances, including any associated loan notes, thereunder to the extent permitted under a 401(k) Plan maintained by Buyer, and (ii) fully vest the entire account balance of each current or former employee of any Acquired Company under the Kenny 401(k) Plan in accordance with the terms and provisions of the Kenny 401(k) Plan;

(e)    cause (i)(A) each of the compensatory arrangements listed or described on Schedule 4.29(e) to be terminated, (B) all related amounts owed to any of the Acquired Companies to be remitted to the appropriate Acquired Company, and (C) all related Liabilities to be fully satisfied and discharged, and (ii) to be delivered to Buyer acknowledgments and releases executed by each Person to whom any Acquired Company is directly or indirectly obligated in respect of any such Liabilities;

(f)    pay all employee bonuses attributable to the period beginning January 1, 2012 and ending on the Closing Date to each of the employees entitled to payments with respect thereof;

(g)    pay all amounts required to be paid in connection with the settlement of the case captioned KMM&K Joint Venture v. Northeast Ohio Regional Sewer (Cuyahoga County, OH Case No. CV-07-641132), terminate of the letter of credit in connection therewith and pay of all related costs and expenses;

(h)    terminate all Contracts between the Acquired Companies, on the one hand, and Seller or any of its Affiliates (other than the Acquired Companies), on the other hand, other than the Contracts listed on Schedule 4.29(h); and

(i)    fully and completely settle, repay or cancel all Liabilities between (i) the Acquired Companies, on the one hand, and (ii) Seller or any of its Affiliates (other than the Acquired Companies), on the other hand.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

5.1    Approval of Agreement and Transactions.

This Agreement and the Transactions have been duly authorized, and this Agreement, and each of the Transaction Documents to which Buyer is a party, have been duly executed and delivered by Buyer, and all appropriate actions have been properly taken with respect thereto, in accordance with the organizational and governing documents of Buyer and applicable Law, and the performance by Buyer of its obligations hereunder and under the Transaction Documents to which Buyer is a party and the consummation of the Transactions have been duly authorized by all necessary corporate actions on the part of Buyer.  Buyer has provided to Seller a copy of a resolution adopted by the Board of Directors of Buyer, duly certified by an appropriate officer authorizing Buyer to execute, deliver and perform its obligations under this Agreement, including the consummation of the Transactions, and each of the other Transaction Documents.

5.2    Buyer’s Existence and Good Standing; Authority; Binding Obligations; No Conflicts or Restrictions

(a)    Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Buyer has full legal right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including the consummation of the Transactions, and the execution and delivery of each of the Transaction Documents to which it is a party.  Assuming valid execution and delivery by Seller and KCC of this Agreement, each of the Transaction Documents to which Buyer is a party constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws in effect from time to time relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)    Neither the execution and delivery by Buyer of this Agreement and the Transaction Documents to which it is a party, nor the consummation of the Transactions, nor the performance by Buyer of its obligations hereunder or thereunder, (with or without the giving of notice or the lapse of time or both):  (a) conflicts with or violate any provision of the organizational or governing documents of Buyer; or (b) gives rise to a conflict, breach or default, or any right of termination, cancellation or acceleration of remedies or rights under any agreement to which Buyer is a party.

5.3    No Governmental Authority Restrictions.

Except as required pursuant to the HSR Act, Buyer is not subject to any Order or Law which:  (a) would require authorization or approval of, or the submission of any filing or notice with, any Governmental Authority in connection with the execution, delivery and performance by Buyer of this Agreement or the Transactions; or (b) would prevent consummation of the Transactions or any other agreement, instrument or other document delivered herewith or pursuant hereto or otherwise contemplated herein, and the compliance by Buyer with the terms, conditions and provisions of this Agreement.

5.4    No Litigation.

There are no Legal Proceedings pending or, to Buyer’s knowledge, threatened against or affecting Buyer at law or in equity, or before or by any Governmental Authority, which would materially and adversely affect Buyer’s performance under this Agreement or the consummation of the Transactions.

5.5    No Investment Banker’s, Broker’s or Finder’s Fees.

No investment banker, agent, broker, person or firm acting or purporting to act on behalf of Buyer is entitled to any financial advisory commission or broker’s or finder’s fee from either of the parties hereto, or any other person respecting the Transactions.

5.6    Investment.

Buyer is acquiring the Shares for its own account for investment purposes and not with a view toward any resale or distribution of such securities in violation of any federal or state securities laws.  Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  Buyer acknowledges that it is informed as to the risks of the Transactions and of ownership of the Shares.  Buyer acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, assignment, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

5.7    HSR Act.

Buyer completed a filing pursuant to the HSR Act with respect to the Transactions on November 23, 2012, and the HSR waiting period was terminated or expired on December 24, 2012.

ARTICLE VI
COVENANTS

Seller, KCC and Buyer hereby covenant and agree as follows:

6.1    Further Assurances.

From time to time on and after the Closing Date, and without any further consideration, the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other actions as the requesting party may reasonably request in order to evidence and effectuate the Transactions.

6.2     Excluded Assets and Liabilities

(a)    The parties acknowledge that, prior to the Closing, KCC has distributed to Seller (i) the right to receive the TrAIL Payments, (ii) the assets related to the Excluded Joint Ventures and (iii) the Specified Receivables.  Such items will be reported by Seller on its Tax Returns and not by Buyer, KCC or any of the Acquired Companies on their Tax Returns.  After the Closing, Buyer and KCC shall promptly forward to Seller any communication either of them receives with respect to any matter related to the Excluded Assets or the Excluded Contracts and shall follow the reasonable directions of Seller with respect to responding to such communications.

(b)    If KCC receives any TrAIL Payment, it shall act as nominee and agent for Seller and promptly remit such amount to Seller (when reasonably possible by endorsing and delivering the same to Seller without first depositing it in KCC’s bank account), without, except as may be required by applicable Law, withholding for Taxes; provided, however, that Seller shall be responsible for the unreimbursable costs (i) approved by Seller in writing and associated with satisfying the TrAIL Project scope of work conditions (but not any change orders, costs for FAA lighting, new work orders, contingent Liabilities or unapproved costs), (ii) approved by Seller in writing to collect such TrAIL Payment, and (iii) arising or resulting from or relating to the matters set forth on Schedule 6.2 (collectively, the “TrAIL Costs”)). If any TrAIL Cost is not paid by Seller within 10 Business Days of notice by KCC or Buyer to Seller, KCC may offset such amounts against the TrAIL Payment.  Any costs of the type described in clauses (i) through (iii) above shall be deemed for purposes of this Section 6.2(b) to be unreimbursable until such time as KCC shall have received reimbursement therefor and to the extent that KCC does not fully offset any TrAIL Costs against the TrAIL Payments, such unreimbursed costs shall constitute “Unsatisfied TrAIL Costs” for purposes of this Agreement.  KCC may also offset against the TrAIL Payment any portion thereof to which Karl Miller is entitled pursuant to any profit sharing arrangement relating thereto entered into by Seller or KCC prior to the Closing if Seller has not paid or made appropriate arrangements to pay such amounts.

(c)    After the Closing, Buyer and KCC shall use commercially reasonable efforts to, and shall assist Seller in its efforts to, (i) transfer ownership of the Excluded Life Insurance Policies to Seller or its designees and (ii) assign the Excluded Contracts to Seller or its designees.  If Buyer or any of the Acquired Companies receives any money or other asset with respect to the Excluded Life Insurance Policies, Buyer and KCC shall act as nominee and agent for Seller and promptly remit such amount to Seller (when reasonably possible by endorsing and delivering the same to Seller without first depositing it in such recipient’s bank account), or otherwise confer custody of such other asset to Seller or its designees.  Prior to the assignment of the Excluded Contracts to Seller or its designees as contemplated by this Section 6.2(c), Seller shall pay or cause to be paid all amounts due pursuant to such Excluded Contracts through the date of assignment.

(d)    KCC shall (i) use commercially reasonable efforts to cause the Excluded Joint Ventures sponsored by KCC to maintain insurance coverage consistent with past practice, in each case to the extent that Seller agrees in advance to the cost of such insurance, and (ii) provide evidence of such insurance to Seller.  KCC shall (i) use commercially reasonable efforts to mitigate all Losses related to the Excluded Joint Ventures and (ii) cause each Excluded Joint Venture that is sponsored by KCC to convene an in-person meeting at least once every six months and permit Patrick Kenny (or another individual designated by Seller) to attend such meeting.

(e)    If Buyer or any of the Acquired Companies receives any money or other asset with respect to the Excluded Joint Ventures, Buyer and KCC shall cause the recipient to act as nominee and agent for Seller and promptly remit such amount to Seller (when reasonably possible by endorsing and delivering the same to Seller without first depositing it in such recipient’s bank account), or otherwise confer custody of such other asset to Seller or its designees, without, except as may be required by applicable Law, withholding for Taxes; provided, however, KCC shall have the right to retain any such money or other asset with respect to the Excluded Joint Ventures such that, after KCC remits such payment to Seller, the aggregate net asset value with respect to the Excluded Joint Ventures held by KCC shall be an amount equal to the product of (i) two multiplied by (ii) the aggregate negative partnership capital of such Excluded Joint Ventures held by KCC (the “Permitted Retention”).  If the amount of the Permitted Retention declines at any time, KCC shall promptly remit such excess to Seller, without, except as may be required by applicable Law, withholding for Taxes.

(f)    KCC shall provide Seller with access to records and personnel sufficient to permit Seller to prepare the tax returns for the KMMK joint venture and the KCC-sponsored Excluded Joint Ventures (the “JV Tax Returns”).  To the extent that Buyer or any Acquired Company reasonably incurs any out-of-pocket expense after the Closing in connection with any Excluded Asset or the preparation of the JV Tax Returns, which are not paid by Seller within 10 Business Days of notice by KCC or Buyer, Buyer or such Acquired Company shall have the right to offset such expense against any payments otherwise owing to Seller pursuant to this Section 6.2.

(g)    All amounts to be delivered by KCC to Seller under this Section 6.2 shall be delivered to Seller within 30 days after receipt or, with respect to Permitted Retention amounts, the date on which such amount is no longer Permitted Retention.  Any such amounts not delivered to Seller within such 30-day period shall bear interest at 10% per annum (or, if lesser, the maximum rate permitted by applicable Law).  The parties agree that all amounts allocated to any Acquired Company as nominee and agent for Seller pursuant to this Section 6.2 shall be included only in Seller’s Tax Returns.

6.3    Access, Cooperation and Records Retention

Following the Closing Date:

(a)     each of Buyer and KCC shall, and Buyer and KCC shall cause the Acquired Companies to give Seller and its authorized Representatives, upon prior written notice, reasonable access during normal business hours and under reasonable circumstances, and in a manner so as not to interfere with the normal business operations of the Acquired Companies, to its books and records (and permit Seller and its authorized Representatives to make copies thereof) to the extent relating to (i) the Business of the Acquired Companies prior to the Closing Date, (ii) the preparation of the Closing Purchase Price Adjustment Certificate or (iii) the defense of any pending or threatened litigation, investigation or proceedings, in connection with operations of the Acquired Companies prior to the Closing Date;

(b)     each of Buyer and KCC shall, and Buyer and KCC shall cause the Acquired Companies to, make their employees available to Seller, without requiring a subpoena or other legal process, for reasonable periods of time for the purposes described in (a) above, with the reasonable out of pocket expenses of making such personnel available being reimbursed by Seller, but no reimbursement being required for the salaries, wages, bonuses or other compensation of such personnel during such periods;

(c)    until the seven-year anniversary of the Closing Date, in the event that Buyer or any of the Acquired Companies desires to destroy such records, Buyer or KCC shall first give 90 days prior written notice to Seller of such desire and Seller shall have the right at its option and expense, upon prior written notice given to Buyer or KCC within that 90 day period, to take possession of the records within 180 days after the date of such notice;

(d)     during the six-month period beginning on the Closing Date, KCC shall give Seller and its authorized Representatives reasonable access during normal business hours and under reasonable circumstances to all accounting and business records of Seller and its Affiliates located on KCC’s premises or under its control, at no charge to Seller, and permit Seller and its authorized Representatives to make copies thereof or, to the extent they relate to Seller and its Affiliates, to remove the same; and

(e)    Seller shall and shall cause its 401(k) Plan recordkeeper and trustee to take all actions necessary to process the rollover distributions from the Kenny 401(k) Plan contemplated by Section 4.29(d).

6.4    Release.

(a)    Effective as of the Closing, Seller hereby irrevocably waives, releases and discharges on behalf of itself and its Affiliates (other than the Acquired Companies), and shall cause its Affiliates (other than the Acquired Companies) not to assert, to the fullest extent permitted by applicable Law, any claims, or take or bring any Legal Proceedings, against the Acquired Companies in relation to any and all Liabilities, including any Liabilities relating to the Excluded Assets, of whatever kind or nature, in law, equity or otherwise, arising from, connected or related to, caused by or based on any facts, conduct, activities, agreements, transactions, events or occurrences known or unknown, of any type that existed, occurred, happened, arose or transpired from the beginning of time through the Closing (collectively, the “Released Liabilities”); provided, however, the Released Liabilities shall not include any Liabilities arising out of or under this Agreement or any other Transaction Document or arising under any Employee Benefit Plan or, with respect to Patrick Kenny, any right to indemnification for actions taken in his capacity as an officer or director of the Acquired Companies.

(b)    Upon the payment to Seller of the COBRA and Car Amount, neither Buyer nor any Acquired Company shall have any Liabilities of whatever kind or nature, in law, equity or otherwise, arising from, connected or related to any Excluded Contract.

6.5    Replacement of Bonds, Letters of Credit and Guarantees on Current Projects.

(a)    From and after the Closing, Buyer shall use reasonable efforts, which will not include the payment of any consent fee or similar amount, but which will include the provision of substitute security of like character, quality and amount, to obtain the release of Seller and its Affiliates from their obligations under those bonds, letters of credit, surety arrangements, guarantees and assurances that are identified on Schedule 6.5(a) (collectively, the “Buyer Transitional Support Agreements”).  Buyer will consult with Seller from time to time concerning the progress made with respect to any such releases, and will permit Seller reasonable participation in such process.  Seller shall cause each of the Buyer Transitional Support Agreements to remain in effect in accordance with its terms until its scheduled expiration or such earlier time as Buyer shall have obtained the release of Seller and its Affiliates from their obligations thereunder pursuant to this Section 6.5(a).  Until such time as Buyer shall have obtained the release of Seller and its Affiliates from their obligations under the Buyer Transitional Support Agreements pursuant to this Section 6.5(a), Buyer will reimburse Seller and its Affiliates for all premiums, maintenance fees and similar carrying costs of Buyer Transitional Support Agreements that are attributable to post Closing periods promptly after receipt of invoices therefor and shall indemnify Seller and its Affiliates for any Losses associated with such Buyer Transitional Support Agreements to the extent such Losses are attributable to post-Closing periods.

(b)     From and after the Closing, Seller shall use reasonable efforts, which will not include the payment of any consent fee or similar amount, but which will include the provision of substitute security of like character, quality and amount, to obtain the release of KCC from its obligations under those bonds, letters of credit, surety arrangements, guarantees and assurances that are identified on Schedule 6.5(b) (collectively, the “Seller Transitional Support Agreements”).  Seller will consult with KCC from time to time concerning the progress made with respect to any such releases, and will permit KCC reasonable participation in such process.  KCC shall cause each of the Seller Transitional Support Agreements to remain in effect in accordance with its terms until its scheduled expiration or such earlier time as Seller shall have obtained the release of KCC from its obligations thereunder pursuant to this Section 6.5(b).  Until such time as Seller shall have obtained the release of KCC from its obligations under the Seller Transitional Support Agreements pursuant to this Section 6.5(b), Seller will reimburse KCC for all premiums, maintenance fees and similar carrying costs of Seller Transitional Support Agreements that are attributable to post-Closing periods promptly after receipt of invoices therefor and shall indemnify KCC for any Losses associated with such Seller Transitional Support Agreements to the extent such Losses are attributable to post-Closing periods.

6.6    Medical Coverage.

                    Buyer agrees to provide continuation coverage under Buyer’s group medical plan to John E. Kenny, Jr., James C. Kenny, Phillip B. Kenny and Joan Kenny Rose (and those of their eligible dependents under the Kenny Industries Inc. Medical Plan who are covered under such plan as of the Closing Date) (collectively, the “Kenny Participants”) for a period not to exceed 18 months following the Closing, in each case subject to the timely payment by such person of premiums in an amount equal to the corresponding premium for COBRA Coverage under Buyer’s group medical plan.  In addition, Buyer agrees to offer continuation medical coverage under Buyer’s group medical plan to each individual (other than any Kenny Participant) who is a current or former employee of an Acquired Company (or a dependent of such an individual) and who either (a) is receiving COBRA Coverage under the Kenny Industries, Inc. Medical Plan as of the Closing Date, or (b) is, as of the Closing Date, eligible to elect COBRA Coverage under the Kenny Industries Inc. Medical Plan, in each case for the applicable remaining period of COBRA Coverage and subject to the timely payment by such individual of premiums in an amount equal to the corresponding premium for COBRA Coverage under Buyer’s group medical plan.

ARTICLE VII
CERTAIN TAX MATTERS

7.1    Tax Indemnification.

Seller hereby agrees to indemnify, defend and hold the Buyer Indemnified Parties (as hereinafter defined) harmless for any and all Losses incurred or sustained by a Buyer Indemnified Party (as hereinafter defined) in connection with any claim or any action or proceeding between a Buyer Indemnified Party and Seller or between a Buyer Indemnified Party and any third party whether or not involving a third-party claim, relating to or arising out of (a) all Taxes of or imposed on the Acquired Companies for all taxable periods ending on or prior to the Closing Date and the portion of the taxable period through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”) including, without limitation, any Taxes imposed under Section 1374 of the Code (and any state or local statutes that are comparable or equivalent to Section 1374 of the Code) that are the liability of Seller to the extent any of the Acquired Companies may be held liable for such Taxes by any Taxing Authority as a transferee or successor, or pursuant to applicable Law; (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Acquired Companies or Seller (or any predecessor of such Company or Seller) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar Law; or (c) any liability for the payment of any Taxes of any other Person for a Pre-Closing Tax Period arising (i) under any tax sharing or indemnity agreement or (ii) as a successor or as a transferee by operation of law.

7.2    Straddle Period.

In the case of any taxable period that includes, but does not end on, the Closing Date (a “Straddle Period”), subject to Section 7.7, (a) the amount of any Taxes based on or measured by income or receipts of the Acquired Companies; employment, social security or other similar Taxes; and any sales, use and other similar Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and (b) the amount of other Taxes of the Acquired Companies for a Straddle Period that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for such entire Straddle Period multiplied by a fraction, the numerator of which shall be the number of days in the taxable period ending on the Closing Date and the denominator of which shall be the total number of days in such Straddle Period.

7.3    Asset Acquisition and Allocation of Purchase Price for Tax Purposes.

(a)    Seller is a validly electing S corporation within the meaning of Code Section 1361(a)(1) (and any corresponding or similar provision of state or local Tax Law) and the Acquired Companies (other than wholly-owned domestic limited liability companies or joint ventures or partnerships the interests in which are being sold hereunder and are treated as either “disregarded entities” or partnerships for income Tax purposes) are “qualified subchapter S subsidiaries” of Seller or an Acquired Company within the meaning of Code Section 1361(b)(3) (and any corresponding or similar provision of state or local Tax Law).  Therefore, the parties hereto acknowledge that, as required by Code Section 1361(b)(3)(C)(ii) and the Treasury Regulations issued thereunder  (and any corresponding or similar provisions of state or local Tax Law), the purchase of the Shares by Buyer from Seller will be treated for U.S. federal income Tax purposes (and, as applicable, state and local income Tax purposes) as the taxable sale by Seller to Buyer of the Acquired Assets and the assumption by Buyer from Seller of all of the assumed liabilities, rather than the sale of the Shares.

(b)    Attached as Schedule 7.3(b) (the “Seller’s Acquisition Allocation Schedule”) is Seller’s allocation of the portions of Purchase Price and the projected amount of assumed liabilities (“Allocable Amount”) among the Acquired Assets as of the Closing Date in accordance with Code Section 1060 and the Treasury Regulations thereunder that is allocable to assets resulting in ordinary income to Seller and its shareholders (including, but not limited to, fixed assets, backlog, and non-competition agreements) (the “Specified Assets”).  Except as provided below, each of Buyer, KCC, and Seller agrees to report (and to cause its Affiliates to report) the transactions contemplated by this Agreement as a taxable sale and purchase of the Acquired Assets and assumption of the assumed liabilities and to allocate the Allocable Amount among the Acquired Assets in accordance with Seller’s Acquisition Allocation Schedule and agree not to take any position inconsistent with the treatment of the transactions contemplated hereunder as a taxable sale and purchase of the Acquired Assets and assumption of the assumed liabilities or the allocation of the Allocable Amount according to Seller’s Acquisition Allocation Schedule in any Tax Return (including Internal Revenue Service Form 8594 and any comparable forms for state, local and foreign Tax purposes), in any Tax refund claim or in any administrative or judicial proceeding related thereto.  Notwithstanding the foregoing, on or prior to the date that is 120 days after Closing, (i) Buyer shall prepare and deliver to Seller a statement (the “Buyer’s Acquisition Allocation Schedule”) on Internal Revenue Service Form 8594 (or successor form), reasonably allocating the Allocable Amount among the Acquired Assets (including the Specified Assets) as of the Closing Date in accordance with Code Section 1060 and the Treasury Regulations thereunder (and any corresponding or similar provision of state, local or foreign Tax Law), and (ii) Buyer shall make the payments specified in Section 7.3(c) to Seller to compensate Seller and its shareholders for additional Taxes payable by them as a result of Buyer’s (or the appraiser’s) purchase price allocation related to the Specified Assets.  Subject to the following two sentences, each of Buyer, KCC, and Seller shall report (and to cause its Affiliates to report) the Transactions as a taxable sale and purchase of the Acquired Assets and to allocate the Allocable Amount among the Acquired Assets in accordance with Buyer’s Acquisition Allocation Schedule, and agree not to take any position inconsistent with such treatment of the transactions contemplated hereunder as a taxable sale and purchase of the Acquired Assets and assumption of the assumed liabilities or the allocation of the Allocable Amount according to Buyer’s Acquisition Allocation Schedule in any Tax Return (including Internal Revenue Service Form 8594 and any comparable forms for state, local and foreign Tax purposes), in any Tax refund claim or in any administrative or judicial proceeding related thereto.  If within 30 days of receipt of the Buyer's Acquisition Allocation Schedule, the Seller provides written notice indicating that it disagrees with any amounts allocated to "fixed assets" (commonly known as plant, property and equipment) thereon, the parties will discuss such disagreements in good faith in an effort to agree upon the proper such amounts, and if the parties cannot reach agreement within 30 days of such notice, the disputed items will be referred to an accredited firm of valuation experts (selected by Seller, subject to the consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed).  The Buyer's Allocation Schedule shall be amended to conform to any agreement of the parties or determination of the valuation experts under the preceding sentence.  Each of Seller and Buyer shall cooperate with the valuation experts and provide the valuation experts with such information relevant to the valuation experts’ determinations as the valuation experts may reasonably request or such party may otherwise deem to be appropriate.  In the event the Allocable Amount is adjusted in accordance with any provision of this Agreement after the Closing, the Seller’s Acquisition Allocation Schedule or Buyer’s Acquisition Allocation Schedule, as applicable, shall be appropriately adjusted to take into account such adjustment and the parties shall cooperate in the filing and preparation of any supplemental Forms 8594 (and any comparable forms for state, local and foreign Tax purposes) as may be required to report such adjustments.

(c)    For purposes of Section 7.3(b), the payment by Buyer to Seller shall be equal to the sum of the following:  (i) if the amounts allocated on the Buyer’s Acquisition Allocation Schedule to fixed assets listed on Schedule 7.3(c) that are not associated with a joint venture exceed the amounts allocated to such assets on the Seller’s Acquisition Allocation Schedule, 51.25% of such excess up to $521,316, plus 25% of any remaining excess; (ii) if the amounts allocated on the Buyer’s Acquisition Allocation Schedule to fixed assets listed on Schedule 7.3(c) not described in clause (i) exceed the amounts allocated to such assets on the Seller’s Acquisition Allocation Schedule, 25% of such excess; (iii) if the amounts allocated on the Buyer’s Acquisition Allocation Schedule to fixed assets of non-sponsored joint ventures exceed the tax basis of such fixed assets, 25% of such excess; and (iv) if the amounts allocated on the Buyer’s Acquisition Allocation Schedule to inventory, backlog, non-competition agreements or any other intangible assets the sale of which would give rise to ordinary income for Seller exceed the amounts allocated to such assets on the Seller’s Acquisition Allocation Schedule, 25% of such excess.  It is the intent of the parties that amounts paid under this Section 7.3(c) shall represent an adjustment to the Purchase Price, which shall be allocated to goodwill on Buyer’s Acquisition Allocation Schedule, and the parties will report such payments consistent with such intent.  Notwithstanding anything to the contrary in the first sentence of this Section 7.3(c), Buyer shall not have to make a payment to Seller related to a purchase price allocation to fixed assets under clauses (i) and (ii) above until and unless the amounts allocated to the fixed assets listed on Schedule 7.3(c) exceed (x) for assets described in clause (i), $10,650,000; or (y) for fixed assets described in clause (ii), an amount corresponding to a total value for such assets to the sponsored joint ventures holding such assets of $33,950,000 (of which Seller’s share is $21,847,048).  In addition, notwithstanding anything to the contrary in the first sentence of this Section 7.3(c), Buyer shall have no obligation to make a payment to Seller related to a purchase price allocation to fixed assets under clause (iii) to the extent the cumulative amounts due under such clause would exceed $500,000 in the aggregate, except to the extent of (and at the time of the receipt of) the net proceeds to Buyer and Buyer’s Affiliates from the sale of the assets described in clause (iii) in excess of $500,000.  For example, if Buyer’s Acquisition Allocation Schedule allocates $600,000 in excess of Seller’s allocation on Seller’s Acquisition Allocation Schedule to assets described in clause (i), and if the portion of such excess over the threshold described in clause (x) of $10,650,000 equals $500,000, then Buyer’s payment under this Section 7.3(c) shall equal 51.25% of $500,000, or $256,250.  If Buyer’s Acquisition Allocation Schedule allocates $900,000 in excess of Seller’s allocation on Seller’s Acquisition Allocation Schedule to assets described in clause (ii) related to sponsored joint ventures, and if the portion of this excess corresponding to the Seller’s share of the total value for such assets over the threshold described in clause (y) of $21,847,048 equals $600,000, then Buyer’s payment under this Section 7.3(c) shall equal 25% of $600,000, or $150,000.

7.4    Tax Periods Ending on or before the Closing Date.

Seller shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns for the Acquired Companies or in which the Acquired Companies are required to be included for all periods ending on or prior to the Closing Date that are filed after the Closing.  Seller shall be able to use employees of the Acquired Companies free of charge to help with the preparation of such Tax Returns, but Seller shall bear any expenses for any third parties that Seller contracts to help in the preparation of such Tax Returns.  Seller shall use reasonable efforts to deliver each such Tax Return, in a form ready to be filed, to Buyer, for review and comment, at least 20 Business Days before the due date (including extensions) of any such Tax Return.  Buyer at its expense shall prepare (or cause to be prepared) and file (or cause to be filed) all Straddle Period Tax Returns for the Acquired Companies, and such Straddle Returns shall be prepared consistent with prior practices of the Acquired Companies if such prior practices are consistent with applicable Law, provided, however, any Straddle Period Tax returns for any joint venture which is treated as a partnership for U.S. federal income Tax purposes (or any corresponding or similar provision of state or local Tax Law) shall be filed in accordance with the terms of each applicable joint venture agreement in accordance with prior practices and otherwise applicable Tax Law.  Buyer shall use reasonable efforts to deliver each such Straddle Period Tax Returns, in a form ready to be filed, to Seller for review and comment, at least 20 Business Days before the due date (including extensions) of any such Straddle Period Tax Returns.  Buyer shall make any changes suggested by Seller to the extent such changes are in accordance with the prior practice of the Companies and are in accordance with applicable Law.  For all Tax Returns for which it is responsible under this Section 7.4, (a) Seller shall notify Buyer of any respect in which such Tax Returns will be not consistent with prior practice of the Acquired Companies, and (b) shall consider in good faith all comments submitted by Buyer.  For all returns for which it is responsible under this Section 7.4, Buyer shall notify Seller of any respect in which such Tax Returns will be not consistent with prior practice of the Acquired Companies, and (b) shall consider in good faith all comments submitted by Seller.

7.5    Post-Closing Actions.

Buyer shall not, and shall not permit any of its Affiliates to, make any election under Treasury Regulation 301.7701-3 (or any analogous or similar state or local, or foreign law or regulation) for any of the Acquired Companies effective on or before the Closing Date.  Except as required by applicable law determined by a court, Buyer shall not, and shall not permit the Acquired Companies to, (i) take any action on or after the Closing Date other than in the Ordinary Course of Business, including but not limited to the sale of any assets or the payment of any dividend or distribution or the effectuation of any redemption, that could give rise to any Tax liability of Seller or any Affiliate of Seller, or indemnification obligation of Seller under Article VII or Article VIII, or (ii) make or change any material Tax election, amend any Tax Return, take any Tax position on any Tax Return, or compromise or settle any Tax liability, in each case if such action could have the effect of increasing the Tax liability or reducing any Tax benefit of Seller or any Affiliate of Seller, without the prior written permission of Seller, which may be withheld in Seller’s sole discretion.  Seller shall be entitled to retain, or receive prompt payment from Buyer or any of its Affiliates (including the Acquired Companies) of, any refund or credit with respect to Taxes (including refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise) with respect to any Tax period (or portion thereof) ending on or prior to the Closing Date related to the Acquired Companies, actually received by Buyer or any of its Affiliates (including the Acquired Companies).

7.6    Tax Proceedings.

Within a reasonable time (but not more than 10 Business Days) after Buyer receives written notice of any Tax contest, audit or other proceeding relating to a taxable period ending on or before the Closing Date or to a Straddle Period (a “Pre-Closing Tax Contest”), Buyer will notify or cause the Acquired Companies to notify Seller in writing of such Pre-Closing Tax Contest.  Any failure or delay on the part of Buyer to give such notice shall not affect whether Seller is liable hereunder except and to the extent that Seller is prejudiced thereby.  If such Tax Contest relates solely to a Pre-Closing Tax Period (or if such Tax Contest relates to the 2012 calendar year), Seller will have the right, at Seller’s expense, to control the defense of such Pre-Closing Tax Contest, and Buyer shall have the right to cooperate at its own expense.  Otherwise, with respect to a Straddle Period, Seller shall have the right to participate, at its own expense.

7.7    Transfer and Other Taxes.

Buyer and Seller shall each bear 50% of any sales, use, transfer, real estate transfer, controlling interest transfer, value added, gross receipts, recording, stamp, documentary and other similar Taxes, if any, arising out of the Transactions (“Transfer Taxes”).  In addition, all personal property, ad valorem or other similar Taxes (other than and excluding income Taxes) (“Property Taxes”) levied with respect to the Acquired Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Buyer and Seller based on the number of days included in such period through (and which includes) the Closing Date and the number of days included in such period after the Closing Date, and Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns with respect to Taxes addressed in this Section 7.7.  Notwithstanding anything to the contrary herein, Seller shall be solely responsible for any Transfer Taxes or Property Taxes attributable to the distribution of the Excluded Assets.

7.8    Cooperation on Tax Matters.

(a)    Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other administrative or judicial proceeding with respect to Taxes pursuant to this Section 7.8(a).  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or such other proceeding and making employees or Representatives available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.  Buyer (after the Closing) shall retain all books and records with respect to Tax matters pertinent to the Acquired Companies, and will cause each of the Acquired Companies to retain all books and records with respect to Tax matters pertinent to such Acquired Company, relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (or, if there is no such limitation, for at least seven years) for the respective taxable periods, and shall abide by all record retention agreements entered into with any Taxing Authority.

(b)    Buyer and Seller will cooperate with each other and will take all such actions and steps as are mutually satisfactory to the parties to reduce or minimize applicable state and local sales, transfer or other comparable Taxes in connection with the Transactions, provided that any such request will not unduly delay the Transactions.  Buyer will provide to Seller such records and information as Seller reasonably requests for the preparation of any Tax Returns for the Acquired Companies or in which the Acquired Companies are required to be included, for any taxable period ending on the Closing Date or the 2012 tax year, or for Seller’s 2012 taxable year.

7.9    Treatment of Certain Payments.

                    Buyer, KCC and Seller agree that, for avoidance of doubt, the Miller Deferred Compensation Amount, the Closing Retention Bonus Amount and the bonuses paid by KCC to employees prior to or at Closing in accordance with Section 4.29(f)  shall be reflected on Seller’s tax return that includes the Acquired Companies through the Closing Date.

ARTICLE VIII
INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES

8.1    Indemnification of Buyer.

(a)    Subject to the provisions of this Article VIII, Seller hereby agrees to indemnify and hold harmless Buyer, its Affiliates (including, after the Closing, the Acquired Companies), and each of their respective Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) against and in respect of any and all losses, liabilities, damages, actions, suits, proceedings, claims, demands, orders, assessments, amounts paid in settlement, fines, costs or deficiencies, including, without limitation, interest, penalties and reasonable attorneys’ fees and costs (collectively, “Losses”), caused by or resulting or arising from, or otherwise with respect to:

(i)    the failure of any of the representations and warranties made by Seller in this Agreement to be true and correct as of the Closing Date (or an earlier date specified therein);

(ii)    the breach by Seller of any covenant or other agreement made by Seller in this Agreement;

(iii)    the Excluded Assets or any actions taken by Seller or the Acquired Companies in connection with the distribution, transfer or assignment of Excluded Assets to Seller;

(iv)    the Indemnifiable Matters; and

(v)    the Company Indebtedness or Transaction Expenses, in each case to the extent not given effect in the calculation of the Purchase Price.

provided, however, that Seller shall only be responsible for indemnifying any Buyer Indemnified Party for 50% of Losses caused by or resulting or arising from, or otherwise with respect to, the Acura Matter.

(b)     Notwithstanding anything to the contrary contained herein, Seller shall not be liable to Buyer Indemnified Parties with respect to a claim for indemnification pursuant to Section 8.1(a)(i):  (i) unless and until, and only to the extent that, the aggregate amount of all Losses otherwise indemnifiable exceeds an aggregate threshold amount hereunder of $1,000,000 (the “Basket Amount”), up to an aggregate maximum indemnity amount hereunder equal to $13,000,000 (the “Cap”), except that the foregoing limitations shall not apply to claims respecting the representations and warranties set forth in Sections 3.1 (Approval of Agreement and Transactions), 3.2 (Seller’s Existence and Good Standing; Authority; Binding Obligations; No Conflicts or Restrictions); 3.3 (Ownership of Shares), 4.1 (Approval of Transaction Documents), 4.2 (Acquired Companies’ Existence and Good Standing; Authority; Binding Obligations; No Conflicts or Restrictions), 4.3 (Capital Structure; No Liens), 4.22 (No Investment Banker’s, Broker’s or Finder’s Fees); 4.29 (Certain Pre-Closing Actions); or fraud; and (ii) unless such claim is asserted in writing on or prior to the date (if any) on which the survival of the representation or warranty or obligation at issue expires pursuant to Section 8.4 (the “Survival Expiration Date”).

(c)    Notwithstanding the foregoing, (i) Losses shall not include any consequential damages that are not reasonably foreseeable or any special, indirect or punitive damages (other than any consequential, special, indirect or punitive damages paid by an Indemnified Party to a third party in connection with the resolution of a Third-Party Claim) and (ii) the amount of indemnity payable pursuant to this Section 8.1 with respect to any Losses shall be reduced (A) by any reserves or accruals reflected in the Closing Balance Sheet that relate specifically to such Losses or (B) to the extent any such Loss amount has already been taken into account in determining the Purchase Price.

(d)    The Escrow Amount shall remain in escrow and subject to the terms of the Escrow Agreement until termination or expiration in accordance with the terms thereof.  At any time and from time to time that Buyer shall be entitled to indemnification from Seller pursuant to the terms of this Agreement or shall otherwise be entitled to payment of amounts owing from Seller pursuant to the terms of this Agreement, Buyer shall be entitled to obtain payment thereof from the Escrow Amount in accordance with the terms of the Escrow Agreement.

8.2    Indemnification of Seller.

(a) Subject to the provisions of this Article VIII, Buyer hereby agrees to indemnify and hold harmless Seller, its Affiliates, and each of their respective Representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) against and in respect of any and all Losses caused by or resulting or arising from, or otherwise with respect to:

(i)    failure of any of the representations and warranties made by Buyer in this Agreement to be true and correct as of the Closing (or an earlier date specified therein); or

(ii)     the breach by Buyer of any covenant or other agreement made by Buyer in this Agreement.

(b)    Notwithstanding anything to the contrary contained herein, Buyer shall not be liable to Seller Indemnified Parties with respect to a claim for indemnification pursuant to Section 8.2(a)(i):  (i) unless and until, and only to the extent that, the aggregate amount of all Losses otherwise indemnifiable exceeds the Basket Amount, up to an aggregate maximum indemnity amount hereunder equal to the Cap, except that the foregoing limitations shall not apply to claims respecting the representations and warranties set forth in Section 5.1 (Approval of Agreement and Transactions), Section 5.2 (Buyer’s Existence and Good Standing; Authority; Binding Obligation; No Conflicts or Restrictions), Section 5.3 (No Governmental Authority Restrictions) and Section 5.5 (No Investment Banker’s, Broker’s or Finder’s Fees) or fraud; and (ii) unless such claim is asserted in writing on or prior to the Survival Expiration Date.

(c)    Notwithstanding the foregoing, Losses shall not include any consequential damages that are not reasonably foreseeable or special, indirect or punitive damages (other than any consequential, special, indirect or punitive damages paid by an Indemnified Party to a third party in connection with the resolution of a Third-Party Claim).

8.3    Indemnification Procedure.

  All claims for indemnification under Sections 8.1 and 8.2 hereof shall be asserted and resolved as set forth in this Section 8.3:

(a)    Except with respect to any matters related to Taxes, which shall be governed by Section 7.6 of this Agreement, in the event that any claim for which a party (the “Indemnifying Party”) may be liable to the other party (the “Indemnified Party”) hereunder is asserted against an Indemnified Party by a third party (a “Third-Party Claim”), the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Third-Party Claim, specifying the nature of such Third-Party Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Third-Party Claim) (the “Claim Notice”); provided, however, that failure to so notify the Indemnifying Party shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto, except to the extent that such failure prejudices the Indemnifying Party’s ability or right to defend the claim or otherwise results in actual loss.  The Indemnifying Party, if the Indemnifying Party so elects, shall assume and control the defense of the Third-Party Claim; provided, however, that the Indemnifying Party shall not have the right to assume the defense of any Third-Party Claim that involves criminal allegations or in any manner involves any injunctive relief against an Indemnified Party that, if successful, would reasonably be expected to materially adversely affect the Indemnified Party or the operations of the Acquired Companies.  Notwithstanding the foregoing, an Indemnified Party shall have the right to employ separate counsel, reasonably acceptable to the Indemnifying Party, and to participate in the defense of any claim, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party, or (ii) the Indemnifying Party has failed to assume the defense or, after electing to defend such claim, has failed to actively defend the Third Party Claim, in which case the Indemnifying Party shall be liable for the fees and expenses of one separate firm of attorneys for the Indemnified Party.  In no event shall the Indemnified Party pay or enter into any settlement of any claim or consent to any judgment with respect to any claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement or judgment would require the Indemnifying Party to pay any amount.  Except with respect to claims relating to the Acura Matter, the Indemnifying Party may enter into a settlement or consent to any judgment without the consent of the Indemnified Party so long as (i) such settlement or judgment involves monetary damages only and (ii) a term of the settlement or judgment is that the Person or Persons asserting such claim unconditionally release all Indemnified Parties from all liability with respect to such claim; otherwise the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any claim, which consent shall to be unreasonably withheld or delayed.

(b)     In the event the Indemnified Party should have a claim against the Indemnifying Party hereunder which is not a Third-Party Claim, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such claim to the Indemnifying Party; provided, however, that failure to so notify the Indemnifying Party shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto, except to the extent that such failure prejudices the Indemnifying Party’s ability or right to defend the claim or otherwise results in actual loss.

(c)    In connection with any claim hereunder, the Indemnified Party shall give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party which relate to the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the Indemnified Party with respect thereto, and the Indemnified Party otherwise shall cooperate with the Indemnifying Party (and with its insurance company, if applicable) in defending a claim.

8.4    Survival of Representations and Warranties and Covenants.

The representations and warranties of the parties contained herein shall survive for a period commencing on the Closing Date and ending on the date that is 20 months after the Closing Date and shall not survive beyond such period; provided that (i) the representations and warranties set forth in Section 3.1 (Approval of Agreement and Transactions), Section3.2 (Seller’s Existence and Good Standing; Authority; Binding Obligations; No Conflicts or Restrictions), Section 3.3 (Ownership of Shares), Section4.1 (Approval of Transaction Documents), Section4.2 (Companies’ Existence and Good Standing; Authority; Binding Obligations; No Conflicts or Restrictions), Section 4.3 (Capital Structure; No Liens), Section4.22 (No Investment Banker’s, Broker’s or Finder’s Fees), Section 5.2 (Buyer’s Existence and Good Standing; Authority; Binding Obligation; No Conflicts or Restrictions), Section5.3 (No Governmental Authority Restrictions) and Section5.5 (No Investment Banker’s, Broker’s or Finder’s Fees) shall survive until the seventh anniversary of the Closing Date, and (ii) the representations and warranties of Seller set forth in Section 4.13 (Taxes), Section 4.18 (Employee Benefits) and Section 4.23 (Environmental Matters) shall survive the Closing until 90 days after the expiration of the statute of limitations applicable to the statute, regulation or other authority on which the claim for indemnification under any such representation or warranty is based (after giving effect to any waiver or extension thereof).  Each of the covenants and agreements contained in this Agreement shall survive the Closing and continue in full force and effect until the earlier of the date on which the applicable covenant or agreement shall have been performed in accordance with its terms and date that the statute of limitations with respect to any breach of any such covenant or agreement shall have expired.  Notwithstanding the foregoing, any obligations under Sections 8.1 and 8.2 shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice to the Indemnifying Party in accordance with Section 8.3 before the applicable Survival Expiration Date.

8.5    Calculation of Losses

(a)     The amount of any Losses payable under this Article VIII by the Indemnifying Party shall be net of any Loss Tax Benefit inuring to the Indemnified Party on account of such Loss.  If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, then (i) if no indemnification payments by or on behalf of an Indemnifying Party have been made with respect to such Losses, the amount of such Losses shall be reduced by such amounts received under insurance policies or from another Person, net of any costs and expenses (including reasonable fees and expenses of attorneys), deductibles, retentions, or increase in premiums incurred in connection with or as a result of collecting such proceeds or other recoveries, and (ii) if an indemnification payment by or on behalf of an Indemnifying Party has been made with respect to such Losses, and such amounts received under such insurance policies or from another Person together with such indemnification payment are collectively in excess of the amount of such indemnifiable Losses, then such Indemnified Party shall promptly reimburse the Indemnifying Party who made such payment the lesser of (A) the amount of such excess, net of any costs and expenses (including reasonable fees and expenses of attorneys), deductibles, retentions, or increase in premiums incurred in connection with or as a result of collecting such proceeds or other recoveries, and (B) the amount paid by such Indemnitor to the Indemnitee with respect to such Losses.  The Indemnified Party shall use reasonable efforts to collect any amounts available under such insurance coverage.  If the Indemnified Party receives a Loss Tax Benefit after an indemnification payment is made to it, the Indemnified Party shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Loss Tax Benefit at such time or times as and to the extent that such Loss Tax Benefit is actually received or realized by the Indemnified Party and has not been previously applied to reduce the amount of the related Loss.  No Indemnifying Party shall have any right to subrogate to any claim any Indemnified Party may have against any third party.

(b)     The Indemnified Parties shall take, and shall cause their respective Affiliates to take, all reasonable steps required by applicable Law to mitigate and otherwise minimize their Losses to the extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses.

8.6    Treatment of Indemnity Payments.

It is the intent of the parties that amounts paid under this Article VIII shall represent an adjustment to the Purchase Price and the parties will report such payments consistent with such intent.

8.7    Exclusive Remedy.

After the Closing, the sole and exclusive remedy of each Buyer Indemnified Party and Seller Indemnified Party with respect to any and all claims arising out of this Agreement and the Transactions (other than claims of, or causes of action arising from, fraud or intentional misrepresentation) shall be pursuant to the indemnification provisions set forth in Article VII and this Article VIII.  Without limiting the generality of the preceding sentence of this Section 8.7, each Buyer Indemnified Party and each Seller Indemnified Party hereby waives any and all statutory rights of contribution or indemnification that it might otherwise be entitled to assert against any Seller Indemnified Party or any Buyer Indemnified Party, respectively, under any federal, state, local or foreign law, regulation or ordinance or any similar rules of law embodied in the common law; provided, however, that the foregoing shall not apply to Patrick Kenny’s rights to indemnification in his capacity as an officer and director of the Acquired Companies.  This Article VIII shall not affect the rights of Buyer to obtain specific performance of the covenants in Article X.

ARTICLE IX
CLOSING DELIVERIES

9.1    Seller’s Deliveries at Closing.

    At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)    all certificates, if any, representing the Shares, duly endorsed in blank by Seller;

(b)     all the Kenny Consents set forth on Schedule 9.1(b);

(c)     (i) copies of the Articles of Incorporation, Certificates of Organization and Certificates of Formation (or equivalent thereto), as applicable, of the Acquired Companies certified as of a recent date by the appropriate Secretary of State of its state of formation, (ii) copies of the Bylaws and Limited Liability Company Agreements (including all amendments thereto), as applicable, of each of the Acquired Companies certified by the Secretary or other appropriate officer of the respective Acquired Company, (iii) certificates from the Secretary of State of each of the Acquired Companies’ jurisdiction of formation as of a recent date, to the effect that each such Acquired Company is in good standing in its jurisdiction of incorporation, organization or formation, as applicable, and (iv) all minute books, stock record books (or similar registries) and corporate (or similar) records and seals of each Acquired Company;

(d)     the resignations of all of the officers and directors of the Acquired Companies and terminations of powers of attorney, in each case as set forth on Schedule 9.1(d);

(e)     a certificate from Seller as to Seller’s non-foreign status in conformity with Code Section 1445 and the Treasury Regulations thereunder;

(f)     the Noncompetition Agreements duly executed by each of the Non-Compete Parties and, where applicable, KCC;

(g)    a lease agreement for the Leased Real Property located at 810 W. Washington, Chicago, Illinois (the “810 Washington Lease”) duly executed by all of the parties thereto; and

(h)    an electronic copy of all materials included in the Project Wrigley Virtual Data Room.

9.2    Buyer’s Deliveries at Closing.

    At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a)    the payments set forth in Section 2.2(b) in accordance therewith; and

(b)    the Noncompetition Agreements, duly executed by Buyer.

ARTICLE X
NON-COMPETITION; CONFIDENTIALITY.

10.1    Non-Competition.

To induce Buyer to enter into this Agreement, Seller hereby agrees that, following the Closing Date and for a period of five years thereafter (the “Restricted Period”), Seller shall not, directly or indirectly, nor shall its shareholders own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or retained by or render services to, any business that at any time competes with the Business anywhere in North America, Guam, Puerto Rico, the U.S. Virgin Islands or American Samoa; provided, however, that nothing contained herein shall prevent (a) the purchase or ownership by Seller, its shareholders or Affiliates of less than five percent of the outstanding equity securities of any class of securities of a company registered under Section 12 of the Securities Exchange Act of 1934, as amended, (b) Kenny International from serving customers outside North America, (c) Harkins from continuing to engage in its business as conducted as of the date hereof, consistent with past practices, in the geographic areas in which Harkins conducts such business as of the date hereof, and (d) the activities set forth on Schedule 10.1.

10.2    Non-Solicitation.

During the Restricted Period, Seller shall not, directly or indirectly, nor shall any of its shareholders offer to hire, divert, entice away, solicit or in any other manner persuade or attempt to persuade any Person who is, at the time of such solicitation, an officer, director, employee, customer, or supplier of one or more of the Acquired Companies to discontinue, terminate or adversely alter his or her or its relationship therewith; provided, that such restrictions shall not apply to or prevent Seller or its shareholders from (a) conducting a general solicitation of employees not directly aimed at such Person or (b) from and after the one-year anniversary of the Closing, offering to hire, diverting, enticing away or soliciting an immediate family member of John E. Kenny, Jr., James C. Kenny, Philip B. Kenny, Patrick B. Kenny or Joan Kenny Rose.

10.3    Remedies upon Breach.

Seller acknowledges and agrees that: (a)  Buyer (and the Acquired Companies after the Closing) could be irreparably injured in the event of a breach by Seller of any of the obligations under this Article X; (b) monetary damages may not be an adequate remedy for such breach; and (c) Buyer (and the Acquired Companies after the Closing) shall be entitled to seek injunctive relief, in addition to any other remedy that they may have, in the event of any such breach.  Notwithstanding the definition of Restricted Period, if Seller breaches Section 10.1 or 10.2 and Buyer seeks and obtains an injunction, restraining order or other equitable relief from any court of competent jurisdiction, the Restrictive Period shall be computed from the date relief is granted to Buyer instead of from the Closing Date and reduced by any time following the Closing Date during which Seller complied with its obligations thereunder.

10.4    Acknowledgment by Buye.

Buyer acknowledges that it has conducted to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Acquired Companies and, in making its determination to proceed with the Transactions, Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of Seller expressly and specifically set forth in this Agreement and the Transaction Documents, including the Disclosure Schedules.  SUCH REPRESENTATIONS AND WARRANTIES BY SELLER CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYER IN CONNECTION WITH THE TRANSACTIONS, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE ACQUIRED COMPANIES OR ANY RELATING TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) ARE SPECIFICALLY DISCLAIMED BY SELLER.

10.5    Seller’s Post-Closing Confidentiality Obligation.

Seller acknowledges that (a) during the course of its affiliation with the Acquired Companies, it has produced and had access to Confidential Information and (b) the unauthorized use or disclosure of any Confidential Information at any time may deprive Buyer of benefits of this Agreement and the Transactions.  Seller shall (and shall cause its Representatives to) hold in confidence the Confidential Information and will not, directly or indirectly, disclose, publish, or otherwise make available any of the Confidential Information to the public or to any Person.  In the event that Seller or any of its Representatives reasonably believes that he, she or it is compelled by Law to disclose any Confidential Information, such Person will (i) if permitted by Law, provide Buyer with prompt written notice before such disclosure and (ii) at Buyer’s cost and expense use commercially reasonable efforts to cooperate with Buyer as Buyer may reasonably request in connection with such compelled disclosure and any attempt by Buyer to seek an appropriate protective order or other appropriate remedy.  In the event that a protective order or other remedy is not obtained, Seller and its Representatives, as applicable, shall furnish only that portion of such information which, in the opinion of its counsel, it is legally compelled to disclose and shall exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed.

ARTICLE XI
MISCELLANEOUS

11.1    Bulk Sales.

The parties agree to waive compliance with any applicable bulk sales Laws or other similar Laws.

11.2    Notices.

All notices, requests and other communications to any party hereunder shall be in writing and shall be given to such party by overnight mail at its address or by electronic mail at its electronic mail address set forth below, or such other address or electronic mail address as such party may hereinafter specify for the purpose to the party giving such notice.  Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 11.2, in each such case, if not done on a Business Day, then on the next succeeding Business Day.  Any notice given by electronic mail shall also be given on the same day by overnight mail.

If to Buyer or, after the Closing, KCC:

Granite Construction Incorporated
585 West Beach Street
Watsonville, California  95076
Attn:  General Counsel
Tel:  (831) 724-1011
Email:  richard.watts@gcinc.com

with a copy (which shall not constitute notice) to:

Jones Day
2727 North Harwood Street
Dallas, Texas 7502
Attn:  Mark E. Betzen, Esq.
Tel:  214-969-5100
Email:  mbetzen@jonesday.com

If to Seller or, prior to the Closing, KCC:

Kenny Industries, Inc.
c/o Michael Africk
770 Lake Cook Road, Suite 350
Deerfield, IL 60015
Tel:  630-368-3692
Email: mike.africk@cliftonlarsonallen.com

with copies (which shall not constitute notice) to:

Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, Illinois 60661-3693
Attn:       Saul Rudo, Esq.
Nancy Laethem Stern, Esq.
Tel:    312-902-5200
Email:      saul.rudo@kattenlaw.com
nancy.stern@kattenlaw.com

11.3    Entire Agreement.

This Agreement together with each Schedule and Exhibit thereto and the Transaction Documents, constitute the entire agreement by and among the parties concerning the purchase of the Shares by Buyer and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, to the extent they have related in any way to the subject matter hereof, including, without limitation, that certain Letter of Intent dated July 25, 2012, by and between Buyer and Seller.  Any and all duties and obligations which Seller may have to Buyer or which Buyer or KCC may have to Seller with respect to or in connection with this Agreement or the Transactions are limited to those set forth in or entered into in connection with this Agreement, the Transaction Documents and the Transactions.  Neither the duties nor obligations of any party, nor the rights of any party hereto, shall be expanded beyond the terms of this Agreement or any other Transaction Document on the basis of any legal or equitable principle or on any other basis whatsoever.  Without limiting the generality of the foregoing, neither Seller nor any of its Affiliates shall have any right of indemnification or contribution against an Acquired Company with respect to any breach of any representations, warranties, covenants or agreements in this Agreement or any other Transaction Document, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.  Neither any equitable nor legal principle nor any implied obligation of good faith or fair dealing nor any other matter requires any party hereto to incur, suffer or perform any act, condition or obligation contrary, or in addition, to the terms of this Agreement, whether or not existing and whether foreseeable or unforeseeable.

11.4    Amendments and Modifications.

No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  The failure of either party hereto to exercise any rights or privileges hereunder shall not be construed as a waiver of any such rights or privileges hereunder.  The rights and remedies herein provided are cumulative and, except as otherwise expressly provided in this Agreement, none is exclusive of any other or of any rights or remedies that any party may otherwise have at law or in equity.

11.5    Successors and Assigns.

All the terms and conditions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.  No party may assign any of its rights, benefits, interests or obligations under this Agreement without the prior written consent of the other party hereto, provided, however, that Buyer may assign any of its rights and obligations hereunder to any Person that is an Affiliate of Buyer, provided, that, any such assignment shall not release Buyer from any of its obligations under this Agreement.

11.6    No Third Party Beneficiaries; Binding Effect.

Except as otherwise specifically provided herein (including, without limitation, Article VIII), nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.  This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective heirs, legal representatives, successors and permitted assigns.

11.7    Arbitration; Governing Law.

(a)    Buyer and Seller agree to use reasonable efforts to resolve between themselves any dispute they have with respect to the matters covered hereby.  Accordingly, and without limiting any rights hereunder, the parties will try to resolve in a friendly manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement.  If, following the Closing, there shall be a dispute arising from or relating in any way to this Agreement, one of Seller’s shareholders (who shall be selected by Seller’s shareholders as Seller’s representative), on the one hand, and an executive of Buyer (who shall be selected by Buyer as its representative), on the other hand, shall meet (by telephone or in person) no later than three Business Days after receipt of notice by a party of a request for resolution of any such dispute.  Such designated representatives of Seller and Buyer shall attempt in good faith to resolve any such dispute.  If, within 10 Business Days after receipt of notice of any such dispute, such designated representatives are unable to resolve the dispute, then either Buyer or Seller may take any other action permitted by this Agreement, including requesting arbitration for such dispute pursuant to Section 11.7(b).

(b)     From and after the Closing, the parties agree that all disputes arising from or relating in any way to this Agreement, including but not limited to, all disputes arising from or relating to the negotiation, execution and delivery, validity, interpretation, construction and enforcement of this Agreement or any portion hereof, and including any dispute between the parties as to whether a particular dispute is subject to arbitration, shall be decided exclusively through binding arbitration, to be conducted at JAMS, at its Denver location, pursuant to the Comprehensive Arbitration Rules & Procedures (“JAMS Rules”).  Each party shall appoint one arbitrator, who shall be non-neutral, and the two party-appointed arbitrators shall then designate a third arbitrator, and the three arbitrators shall hear the dispute.  The parties agree to permit ex parte communications between each party and its non-neutral appointed arbitrator as permitted by law and applicable ethical rules, as contemplated by Rule 14(c) of the JAMS Rules.  In the event the two party-appointed arbitrators are unable to agree on the selection of the third arbitrator, the third arbitrator shall be selected in accordance with Rule 15 of the Rules.  The prevailing party in the arbitration shall be entitled to recover from the other party its reasonable costs, attorneys’ fees, expert witness fees and all other reasonable expenses incurred in connection with the arbitration, to the fullest extent permitted by applicable Law.  Nothing in this Section 11.7(b) shall prevent Buyer from exercising its rights under Section 11.13.

(c)     This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to the law of the conflicts of law of such State.

(d)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.7(D).

11.8    Severability.

If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11.9    Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

11.10    Expenses.

Except as the parties may otherwise agree in writing or as otherwise provided herein, Buyer and Seller shall bear their own respective fees, costs and expenses in connection with this Agreement and the Transactions.

11.11    Counterpart; Facsimile or PDF Signatures.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be delivered by facsimile or pdf, and such facsimile and pdf signatures shall be treated as original signatures for all applicable purposes and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to the other party.  No party hereto shall raise the use of a facsimile machine or electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission, as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

11.12    Limitation on Recourse.

No claim shall be brought or maintained by Buyer or any of its Affiliates or their respective successors or permitted assigns against any officer, director, employee (present or former) or Affiliate of a Seller which is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

11.13    Specific Performance.

Seller acknowledges that the breach of this Agreement could cause irreparable damage to Buyer and that money damages or other legal remedies may not be an adequate remedy for any such damages.  Therefore, Buyer may apply for appropriate injunctive relief in connection with the obligations of Seller to be performed by it at or prior to Closing under this Agreement, including Seller’s obligation to sell the Shares to Buyer.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other such remedies which Buyer may have under this Agreement or otherwise.

[Signature Page Follows]

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:

KENNY INDUSTRIES, INC.

By:	/s/ John E. Kenny, Jr.
Name:	John E. Kenny, Jr.
Title:	President

THE COMPANY:

KENNY CONSTRUCTION COMPANY

By:	/s/ John E. Kenny, Jr.
Name:	John E. Kenny, Jr.
Title:	President

BUYER:

GRANITE CONSTRUCTION INCORPORATED

By:	/s/ James H. Roberts
Name:	James H. Roberts
Title:	President & CEO